UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
  ___________________________________

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
PLANET LABS PBC
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Planet Labs PBC
645 Harrison Street, Floor 4
San Francisco, California 94107
(415) 829-3313

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT BY HOLDERS OF
A MAJORITY OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF VOTING STOCK
OF PLANET LABS PBC ENTITLED TO VOTE AT AN ELECTION OF DIRECTORS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The accompanying Notice of Internet Availability is first being sent to our stockholders on [ ], 2025.
Dear Planet Stockholders:
The enclosed information statement (the “Information Statement”) is being distributed to the holders of record, as of the close of business on September 5, 2025 (the “Record Date”), of the Class A common stock and the Class B common stock of Planet Labs PBC (the “Company” or “Planet”).
The purpose of the Information Statement is to inform you of action taken by holders of a majority of the voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors (the “Consenting Stockholders”) to elect Scott Reese to fill a newly created seat on the Company’s board of directors as a Class II Director, to serve until the 2026 annual meeting of stockholders and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal, with such election to be effective as of the Effective Date (as defined below) (the “Election”). On September 5, 2025, the Consenting Stockholders delivered to the Company a written consent to approve the Election (the “Written Consent”).
The “Consenting Stockholders” are, collectively, William Marshall and Ulysses Trust 02021.1, Dated February 26, 2021, a trust of which Robert H. Schingler, Jr. is a trustee. Mr. Marshall is the Company’s Chairperson, Co-Founder and Chief Executive Officer, and Mr. Schingler is the Company’s Co-Founder, Chief Strategy Officer and a member of the board of directors. As of the Record Date, the Consenting Stockholders together owned beneficially and of record shares of the Company’s Class A common stock and Class B common stock representing approximately 60% of the voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors, on a combined basis.
The Consenting Stockholders approved the Election pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the Company's Restated Certificate of Incorporation (the “Charter”), and the Company’s Amended and Restated Bylaws (the “Bylaws”) by delivering the Company the Written Consent, which represented 21,157,586 shares of the Company’s Class B common stock and approximately 60% of the voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. The Written Consent constitutes the only stockholder approval required to approve the Election under the DGCL, the Charter, and the Bylaws. The Company's board of directors is not soliciting your proxy or consent in connection with the Election and no proxies or consents are being requested from stockholders.
The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the Election before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required under Section 228(e) of the DGCL. In accordance with Rule 14c-2 and Rule 14a-16 promulgated under the Exchange Act, the Election will become effective on the 40th calendar day after the Notice of Internet Availability of Information Statement with respect to the Election (the “Notice”) is first sent to our stockholders (the "Effective Date"). The Notice is first being sent on or about [ ], 2025.
THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT: THE INFORMATION STATEMENT IS AVAILABLE AT www.materialnotice.com.

Ashley Johnson
President and Chief Financial Officer

PLANET LABS PBC
645 Harrison Street, Floor 4, San Francisco, CA 94107
___________________________________________________
INFORMATION STATEMENT
___________________________________________________
INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Purpose of This Information Statement

This information statement ("Information Statement") advises stockholders of Planet Labs PBC (the “Company,” “Planet,” “we,” “us,” or “our”) of action taken on September 5, 2025 by holders of a majority of the voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors (the "Consenting Stockholders") to elect Scott Reese to fill a newly created seat on the board of directors of the Company as a Class II Director, to serve until the 2026 annual meeting of stockholders and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal, with such election to be effective as of the Effective Date (as defined below) (the “Election”), as further described below.

On September 5, 2025, the Consenting Stockholders delivered to the Company a written consent approving the Election (the “Written Consent”). The “Consenting Stockholders” are, collectively, William Marshall and Ulysses Trust 02021.1, Dated February 26, 2021, a trust of which Robert H. Schingler, Jr. is a trustee. Mr. Marshall is the Company’s Chairperson, Co-Founder and Chief Executive Officer, and Mr. Schingler is the Company’s Co-Founder, Chief Strategy Officer and a member of the board of directors. The record date for the stockholder approval is September 5, 2025 (the “Record Date”).
The Information Statement is being furnished only to (1) inform the Company’s stockholders of the Election before it takes effect in accordance with Rule 14c-2 and Rule 14a-16 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (2) provide the notice required under Section 228(e) of the Delaware General Corporation Law (“DGCL”). The Election will become effective on the 40th calendar day after the Notice of Internet Availability of Information Statement (the "Notice") with respect to the Election is first sent to our stockholders (the "Effective Date"). The Notice is first being sent to our stockholders on or about [ ], 2025.
Note Regarding Business Combination

On July 7, 2021, Planet Labs Inc. (“Former Planet”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with dMY Technology Group, Inc. IV (“dMY IV”), a special purpose acquisition company incorporated in Delaware on December 15, 2020, Photon Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of dMY IV (“First Merger Sub”), and Photon Merger Sub Two, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of dMY IV. Pursuant to the Merger Agreement, upon the favorable vote of dMY IV’s stockholders on December 3, 2021, on December 7, 2021, the First Merger Sub merged with and into Former Planet (the “Surviving Corporation”), with Former Planet surviving the merger as a wholly owned subsidiary of dMY IV (the “First Merger”), and pursuant to Former Planet’s election immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into dMY IV, with dMY IV surviving the merger (the “Business Combination”). Following the completion of the Business Combination, dMY IV was renamed Planet Labs PBC.

PLANET LABS PBC	INFORMATION STATEMENT	1

ELECTION OF DIRECTOR
On September 5, 2025, the Consenting Stockholders acted by written consent to elect Scott Reese to our board of directors as a Class II Director, effective as of the Effective Date, to serve until the 2026 annual meeting of stockholders and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. The size of our board of directors has been increased to nine directorships and Mr. Reese was elected to fill the resulting vacancy.
The nominating and corporate governance committee of our board of directors (the “Committee”) determined that Mr. Reese has the qualifications, qualities, skills, and other expertise for membership on our board of directors and recommended that he be elected as a Class II Director by the stockholders. Mr. Reese was recommended for consideration as a director to the Committee by non-management directors of the Company following retention of a search firm to assist in the search for qualified candidates. There are no arrangements or understandings between Mr. Reese and any other persons pursuant to which he was selected as a director or nominee.
Mr. Reese will be entitled to the normal fees paid to our non-management directors for service on our board of directors. The Company will also enter into an Indemnification Agreement with Mr. Reese in the same form that the Company has entered into with other non-management directors.
Additional information regarding Mr. Reese is set forth below:

Name	Position	Age
Scott Reese	Director	52
Scott Reese has served as Chief Executive Officer of the Electrification Software business of GE Vernova, Inc. (NYSE: GEV), an energy equipment manufacturing and services company spun off from General Electric Company in 2024, since February 2022. Prior to joining GE Vernova, from March 2003 to January 2022, Mr. Reese served in a variety of senior and executive roles at Autodesk where his last role was Executive Vice President of Product Development and Manufacturing Solutions. From May 2019 to June 2024, Mr. Reese served on the board of directors of Model N, Inc., a revenue management software company. Mr. Reese holds an MBA and a BS in Computer Information Systems from Indiana Wesleyan University. We believe Mr. Reese is qualified to serve as a member of our board of directors due to his extensive experience in software, product development, strategy, design, and data and process management.

Votes Required
The board of directors is not soliciting your proxy or consent in connection with the Election, and no proxies or consents are being requested from stockholders.
Pursuant to the Company’s Restated Certificate of Incorporation (the “Charter”), holders of the Company’s Class A common stock are entitled to one vote per share of Class A common stock and holders of the Company’s Class B common stock are entitled to twenty votes per share of Class B common stock, in each case, held of record by each such holder as of the record date for determining stockholders entitled to vote on such matter.
Section 228 of the DGCL and Article VII, Section A of the Charter provide that, until the last applicable Sunset Date (as defined in the Charter), stockholders of the Company may act by written consent without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company in accordance with the applicable provisions of the DGCL. Pursuant to Article VI, Section D of the Charter, until the last applicable Sunset Date (as defined in the Charter), vacancies on the Company’s board of directors shall be filled only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors.

Votes Obtained
As of the Record Date, 286,765,417 shares of the Company’s Class A common stock and 21,157,586 shares of the Company’s Class B common stock were outstanding and entitled to vote at an election of directors.
The “Consenting Stockholders” are, collectively, William Marshall and Ulysses Trust 02021.1, Dated February 26, 2021, a trust of which Robert H. Schingler, Jr. is a trustee. All of the shares of capital stock of the Company held by the Consenting Stockholders are beneficially owned by either Mr. Marshall or Mr. Schingler, Jr. Mr. Marshall is the Company’s Chairperson, Co-Founder and Chief Executive Officer, and Mr. Schingler is the Company’s Co-Founder, Chief Strategy Officer and a member of the board of directors. As of the Record Date, the Consenting Stockholders together owned beneficially and of record shares of the Company’s Class A common stock and Class B common stock representing approximately 60% of the

PLANET LABS PBC	INFORMATION STATEMENT	2

voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors, on a combined basis, as further described in “Security Ownership of Certain Beneficial Owners and Management” below.
On September 5, 2025, the Consenting Stockholders delivered the Written Consent, which represented 21,157,586 shares of the Company’s Class B common stock and approximately [60]% of the voting power of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. Receipt of the Written Consent from the Consenting Stockholders representing a majority of the voting power of the outstanding shares of voting stock of the Company entitled to vote an election of directors, on a combined basis, satisfies the requirements of Article VI, Section D of the Charter. The Written Consent constitutes the only stockholder approval required to approve the Election under the DGCL and the Company’s governing documents. Consequently, the Election will become effective on the Effective Date.

PLANET LABS PBC	INFORMATION STATEMENT	3

DIRECTOR BIOGRAPHIES
Class I Directors (Terms to Expire at the 2028 Annual Meeting of Stockholders)
The current members of our board of directors who are Class I directors are as follows:

Name	Position	Age
William Marshall	Chairperson, Co-Founder and Chief Executive Officer	47
Robert Schingler, Jr.	Director, Co-Founder and Chief Strategy Officer	46
Gary B. Smith	Director	64
William Marshall has served as a director of Planet since he co-founded Planet in 2010 under the name Cosmogia Inc., and has served as Planet’s Chief Executive Officer since his appointment in 2011, during which time he also held the title of Chief Scientist at Planet. He has served as a director and the Chairperson of the board of directors and Chief Executive Officer of Planet Labs PBC since the consummation of the Business Combination of Planet Labs Inc. and dMY IV in December 2021. Previously, Dr. Marshall was a Scientist at NASA/USRA where he helped formulate the Small Spacecraft Office at NASA Ames Research Center, worked as a systems engineer on lunar orbiter mission “LADEE” and a member of the science team for the lunar impactor mission “LCROSS,” served as Co-Principal Investigator on PhoneSat, and was the technical lead on research projects in space debris remediation. Dr. Marshall holds a Ph.D. in Physics from the University of Oxford and a Masters in Physics with Space Science and Technology from the University of Leicester. He was also a Postdoctoral Fellow at George Washington University and Harvard University. We believe Dr. Marshall is qualified to serve as a member of our board of directors due to his technical expertise, industry knowledge, and his history as Planet’s co-founder.
Robert (Robbie) Schingler, Jr. co-founded Planet in 2010 under the name Cosmogia Inc. He has served as a director of Planet since 2011 and as Planet’s Chief Strategy Officer since 2015, during which time he also held the title of Chief Operating Officer and Chief Financial Officer at Planet. He has served as a director and the Chief Strategy Officer of Planet Labs PBC since the consummation of the Business Combination in December 2021. Previously, Mr. Schingler spent nine years at NASA, where he helped formulate the Small Spacecraft Office at NASA Ames Research Center with Dr. Marshall and was Chief of Staff for the Office of the Chief Technologist at NASA Headquarters. Mr. Schingler holds an MBA from Georgetown University, an MS in Space Studies from the International Space University, and a BS in Engineering Physics from Santa Clara University. Mr. Schingler was also a 2005 Presidential Management Fellow. We believe Mr. Schingler is qualified to serve as a member of our board of directors due to his technical expertise, industry knowledge, and his history as Planet’s co-founder.
Gary B. Smith has served as a director of Planet since July 2025. Mr. Smith has served as President, Chief Executive Officer and as a member of the board of directors of Ciena Corporation (NYSE: CIEN), a global supplier of telecommunications networking equipment, software and services, since May 2001. Mr. Smith began serving as Chief Executive Officer of Ciena Corporation in May 2001, in addition to his existing responsibilities as President and Director, positions he has held since October 2000. Mr. Smith joined Ciena Corporation in November 1997, and previously served as the company’s Chief Operating Officer and Senior Vice President, Worldwide Sales. Prior to joining Ciena Corporation, Mr. Smith served as Vice President of Sales and Marketing for INTELSAT S.A. Mr. Smith previously served as a member of the board of directors of Commvault Corporation (NASDAQ: CVLT) from May 2004 to August 2021. Mr. Smith holds an MBA from Ashridge Management College. We believe Mr. Smith is qualified to serve as a member of our board of directors due to his extensive experience as a chief executive officer of a public technology company and his previous service on public company boards of directors.

PLANET LABS PBC	INFORMATION STATEMENT	4

CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2026 ANNUAL MEETING)
The current members of our board of directors who are Class II directors are as follows:

Name	Position	Age
Vijaya Gadde	Director	50
General John W. Raymond	Director	63
Vijaya Gadde has served as a director of Planet Labs PBC since joining in December 2021 in connection with the consummation of the Business Combination. Recently, Ms. Gadde served as the Chief Legal Officer and Secretary of Twitter, Inc., leading its legal, public policy and trust and safety teams around the world from February 2018 to October 2022 and as their Secretary from August 2013 to October 2022. Prior to her role as Chief Legal Officer, she also served as General Counsel at Twitter, Inc. from August 2013 to February 2018, as Head of Communications from July 2015 to August 2016, and as Director, Legal from July 2011 to August 2013. Prior to joining Twitter, Inc. in 2011, she served as Senior Director, Legal at Juniper Networks, Inc. (NYSE: JNPR) and worked for nearly ten years at Wilson Sonsini Goodrich & Rosati. Ms. Gadde has served as a member of the board of directors of Guardant Health, Inc. (Nasdaq: GH) since January 2020. Ms. Gadde serves on the board of trustees of NYU Law School and the board of directors of Mercy Corps, a global humanitarian aid and development organization, which partners with communities, corporations, and governments. Ms. Gadde is also a co-founder of #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas. Ms. Gadde holds a JD from New York University School of Law and a BS in Industrial and Labor Relations from Cornell University. We believe Ms. Gadde is qualified to serve as a member of our board of directors due to her extensive executive experience in the technology sector as well as her experience with corporate governance and global affairs.

General (Retired) John W. “Jay” Raymond has served as a director of Planet Labs PBC since March 2025. Gen. Raymond has served as a Senior Managing Director at Cerberus Capital Management, L.P., since May 2022. Prior to retiring from military service in January 2023, Gen. Raymond served as the first Chief of Space Operations and Guardian for the newly established United States Space Force (the “Space Force”) from December 2019 to December 2022. Prior to the Space Force, Gen. Raymond served in numerous command, joint and service staff jobs in nuclear, space, cyber and air operations. Gen. Raymond holds an MA in National Security and Strategic Studies from the Naval War College, an MS in Administrative Management from Central Michigan University, and a BA in Administrative Management from Clemson University. We believe Gen. Raymond is qualified to serve as a member of our board of directors due to his extensive experience with space operations, his distinguished military command experience, and his experience with technology organizations.

For information about Mr. Reese, who has been elected as a Class II Director, effective as of the Effective Date, see "Election of Director" above.

PLANET LABS PBC	INFORMATION STATEMENT	5

CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2027 ANNUAL MEETING)
The current members of our board of directors who are Class III directors are as follows:

Name	Position	Age
Kristen Robinson	Director	62
Carl Bass	Director	68
Ita Brennan	Director	58
Kristen Robinson has served as a director of Planet Labs PBC since November 2022. Ms. Robinson has served as a member of the board of directors of Verint Systems Inc. (Nasdaq: VRNT) since February 2022 and as an advisory council member at Betterworks, Inc. since September 2017. Recently, Ms. Robinson served as the Chief People Officer at Splunk Inc. (Nasdaq: SPLK), a software platform provider from January 2020 until July 2022. Previously, Ms. Robinson served as the Chief Human Resources Officer at Pandora Media Inc., a subscription-based music streaming service, from March 2014 until April 2019. Ms. Robinson has served in similar positions at other software and technology companies, including Yahoo! Inc., Verigy Ltd., Agilent Technologies, Inc. (NYSE: A) and HP, Inc. (NYSE: HPQ), as well as in other business roles, including as a CPA, roles in finance, marketing and new venture general management. Ms. Robinson is also an honorary advisor to Her Allies Inc. and a member of the organization How Women Lead, where she acts as an advisor in their Women Leaders of the World program. Ms. Robinson holds an MBA from Northwestern University and a BS in Accounting from Boston College. We believe Ms. Robinson is qualified to serve as a member of our board of directors due to her broad understanding of various aspects of business management and extensive experience as a human resources executive at a number of global public companies.
Carl Bass has served as a director of Planet since 2016 and as a director of Planet Labs PBC since the consummation of the Business Combination in December 2021. Mr. Bass has held numerous board member positions at public technology companies and has held multiple executive roles in the technology industry. Recently, Mr. Bass served as the lead independent director of Zendesk Inc. (NYSE: ZEN), a customer service software company, from February 2016 to July 2022, and served as a director at Box, Inc. (NYSE: BOX), a cloud software company, from May 2020 to March 2022. Previously, Mr. Bass served on the board of directors of Ouster, Inc. (NYSE: OUST), a software company, from March 2021 to June 2021, on the board of directors of Agile Growth Corp. (Nasdaq: AGCR), a special purpose acquisition company, from February 2021 to February 2022, as the President and Chief Executive Officer at Autodesk, Inc. (Nasdaq: ADSK), a software company, from May 2006 to February 2017, as the Interim Chief Financial Officer of Autodesk from August 2014 to November 2014 and on the board of directors of Autodesk from January 2006 to June 2018. Prior to Autodesk, Mr. Bass co-founded Ithaca Software and Buzzsaw.com (both acquired by Autodesk, Inc.). Mr. Bass has also served on the board of directors of HP, Inc. (NYSE: HPQ) from November 2015 to September 2017, and on the board of directors of E2open, Inc. (NYSE: ETWO) from July 2011 until it was acquired by Insight Venture Partners in March 2015. Mr. Bass also served on the board of directors of other technology companies, including Arris Composites, Built Robotics, Bright Machines, VELO3D (NYSE: VLD), and Formlabs. In addition, Mr. Bass serves on the board of trustees of the California College of the Arts, and on the advisory boards of Cornell Computing and Information Science, UC Berkeley School of Information, and UC Berkeley College of Engineering. Mr. Bass holds a BA in mathematics from Cornell University. We believe Mr. Bass is qualified to serve as a member of our board of directors due to his extensive executive experience in the technology sector, and public company board experience at technology companies.
Ita Brennan has served as a director of Planet since June 2021 and as a director of Planet Labs PBC since the consummation of the Business Combination in December 2021. Ms. Brennan has been a member of the board of directors of Lam Research Corporation (NASDAQ: LRCX), a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry, since August 2024. Ms. Brennan has been a member of the board of directors of Cadence Design Systems, Inc. (Nasdaq: CDNS), a multinational computational software company, since March 2020. Previously, Ms. Brennan served as Chief Financial Officer at Arista Networks, Inc. (NYSE: ANET), a cloud networking solutions company, from May 2015 to March 2024. Prior to that, Ms. Brennan served as Chief Financial Officer of QuantumScape Corporation (NYSE: QS), a designer and manufacturer of solid-state lithium metal batteries, from March 2014 to May 2015. She previously served as a member of the board of directors of LogMeIn, Inc., a provider of web-based remote access software and services, from November 2018 to August 2020. Ms. Brennan is a fellow of the Institute of Chartered Accountants and a public accounting alumna of Deloitte & Touche, having worked at the firm in both Ireland and the U.S. We believe Ms. Brennan is qualified to serve as a member of our board of directors due to her extensive executive experience and public company board experience at technology companies.

PLANET LABS PBC	INFORMATION STATEMENT	6

CORPORATE GOVERNANCE
Board Composition
Our board of directors, which currently consists of nine directorships, is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successor to each director whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following election or such director’s death, resignation or removal, whichever is earliest to occur. The current class structure is as follows: Class I, whose term will expire at the 2028 annual meeting of stockholders; Class II, whose term will expire at the 2026 annual meeting of stockholders; and Class III, whose term will expire at the 2027 annual meeting of stockholders. The current Class I directors are William Marshall, Robert Schingler, Jr. and Gary B. Smith; the current Class II directors are Vijaya Gadde and General John W. Raymond; and the current Class III directors are Kristen Robinson, Carl Bass and Ita Brennan. Scott Reese will serve as a Class II Director, effective as of the Effective Date. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of the Company.
Role of Board in Risk Oversight
The board of directors has extensive involvement in the oversight of risk management related to the Company and its business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of the Company’s business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors receives periodic detailed operating performance reviews from management, including from our management risk committee, which includes members of our executive leadership and is led by our general counsel and our president and chief financial officer.
Board Leadership Structure
Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our corporate governance guidelines provide that the independent directors of our board of directors may elect a lead independent director if the chairperson of the board of directors is a member of management, or does not otherwise qualify as independent. Our board of directors currently believes that our existing leadership structure, under which our Chief Executive Officer, William Marshall, serves as chairperson of our board of directors and Carl Bass serves as lead independent director, is effective, as it enhances the independent oversight of management and management's performance and strengthens the objectivity of the board of directors. Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Carl Bass, as our lead independent director, presides over executive sessions at each meeting of the board of directors.
Director Independence
Our board of directors makes all determinations with respect to director independence in accordance with Planet's corporate governance guidelines, the corporate governance standards of the New York Stock Exchange ("NYSE") and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by our board of directors on a case-by-case basis, by considering transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our board of directors has determined that, except for William Marshall, our Chief Executive Officer, and Robert Schingler, Jr., our Chief Strategy Officer, none of our current directors, individuals who have served as a director during any part of the last completed fiscal year, or our director nominees have a material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and each of these individuals is independent. In making its determination, our board of directors applied the NYSE corporate governance standards and SEC rules and regulations.
Family Relationships
There are no “family relationships” (as defined in Item 401(d) of Regulation S-K) among any of our executive officers, directors, or our director nominees.

PLANET LABS PBC	INFORMATION STATEMENT	7

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website at investors.planet.com under the “Governance” tab. Our code of business conduct and ethics is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on our Internet website.
Corporate Governance Guidelines
We have adopted corporate governance guidelines that apply to all of our directors to assist in exercising their responsibilities. Our corporate governance guidelines are available on our website at investors.planet.com under the “Governance” tab. Please note that our Internet website address is provided as an inactive textual reference only.
Meetings of Board of Directors and Attendance
Members of our board of directors are expected to regularly prepare for and attend meetings of the board of directors and committees on which they sit. A director who is unable to attend a meeting of the board of directors or a committee of the board of directors is expected to notify the chairperson of the board of directors or the chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. During fiscal year 2025, there were four meetings of our board of directors. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served). Members of our board of directors are encouraged to attend annual meetings of stockholders; however, we do not maintain a formal policy regarding director attendance at annual meetings. Four of our directors attended the 2025 annual meeting of stockholders.
Board Committees
The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees. The composition and functions of each committee are described below.
Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of our audit committee, compensation committee, and nominating and corporate governance committee have adopted a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE corporate governance standards, which are available on our website at investors.planet.com under the “Governance” tab.
Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the audit, compensation, and nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of Planet’s activities given the controlling interests held by our founders, William Marshall and Robert Schingler, Jr. (the “Planet Founders”).
Audit Committee
Our audit committee currently consists of Ita Brennan, who is serving as the chairperson, Gary B. Smith, and Kristen Robinson. Following the Effective Date, Scott Reese will serve on the audit committee and Kristen Robinson will no longer serve on the committee. Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Ita Brennan qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist the board of directors in overseeing and monitoring (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements, including risk assessments; (3) the selection, engagement terms, qualifications, independence and performance of the Company's independent registered public accounting firms; and (4) the performance of the Company’s internal audit function.
The board of directors previously adopted a written charter for the audit committee, which is available on our website at investors.planet.com under the “Governance” tab. During fiscal year 2025, the audit committee met six times.

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Compensation Committee
Our compensation committee consists of Kristen Robinson, who is serving as the chairperson, and Vijaya Gadde. The purpose of the compensation committee is to oversee the performance of the responsibilities of the board of directors relating to compensation of Planet’s executive officers and directors. In furtherance of this purpose, the compensation committee assists the board of directors in discharging its responsibilities relating to (1) establishing the Company's compensation philosophy and strategy and overseeing the Company's long-term and short-term compensation and other benefit programs, (2) setting the compensation of its executive officers, (3) reviewing and approving our incentive compensation and equity-based plans and arrangements, (4) recommending to the board of directors compensation of directors, (5) overseeing succession planning for the Chief Executive Officer and other executive officer roles and (6) preparing the compensation committee report, as required, to be included in our proxy statement under the rules and regulations of the SEC.
The board of directors previously adopted a written charter for the compensation committee, which is available on our website at investors.planet.com under the “Governance” tab. During fiscal year 2025, the compensation committee met six times.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Vijaya Gadde, who is serving as the chairperson, and John W. Raymond. The purpose of the nominating and corporate governance committee is to carry out the responsibilities delegated by the board of directors relating to the Company's director nomination processes and procedures, and develop and oversee the Company's corporate governance policies. In furtherance of this purpose, the nominating and corporate governance committee will (1) determine the qualifications, qualities, skills and other expertise required to serve as a director and develop criteria to be considered in selecting nominees for director, (2) establish and maintain procedures for submission of stockholder nominees and proposals, (3) review and make recommendations regarding the composition and size of the board of directors and its committees, (4) develop and recommend corporate governance guidelines and oversee other corporate governance practices, (5) oversee director orientation and education and the annual self-evaluation of the board of directors and (6) oversee the Company's policies and programs relating to corporate responsibility.
The board of directors previously adopted a written charter for the nominating and corporate governance committee, which is available on our website at investors.planet.com under the “Governance” tab. During fiscal year 2025, our nominating and corporate governance committee met four times.
Identifying and Evaluating Director Nominees
The nominating and corporate governance committee is responsible for identifying and reviewing the qualifications, qualities, skills and other expertise of potential director candidates and recommending to our board of directors those candidates to be nominated for election to our board of directors. The nominating and corporate governance committee will identify and evaluate potential members of the board of directors to ensure the board of directors has requisite expertise and consists of individuals with sufficiently independent backgrounds.
To facilitate the search process for director candidates, the nominating and corporate governance committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The nominating and corporate governance committee also consults with outside advisors and retains search firms to assist in the search for qualified candidates, and may also consider director candidates recommended by our stockholders. Once potential candidates are identified, the nominating and corporate governance committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the nominating and corporate governance committee of candidates for election as director.
In accordance with our Corporate Governance Guidelines, in evaluating the suitability of individual candidates, the nominating and corporate governance committee may take into account many factors, including: personal and professional integrity; strong ethics and values; the ability to make mature business judgments; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; experience in finance and accounting and/or executive compensation practices; whether the candidate has the time required for preparation, participation and attendance at board of director and committee meetings; diversity of experience, qualifications and skills; and any other relevant qualifications, attributes or skills. The board of directors evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and balance the pecuniary interests of stockholders, the best interests of those materially affected by the Company’s conduct and the Company’s public benefit through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.

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Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, Company Secretary, Planet Labs PBC, 645 Harrison Street, Floor 4, San Francisco, California 94107. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2025, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board or member of our compensation committee.
Insider Trading Compliance Policy
We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities by directors, officers, employees and other covered persons (the “Insider Trading Compliance Policy”). We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of the Insider Trading Compliance Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the "2025 Annual Report"). From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.
Anti-Hedging Policy
Our Insider Trading Compliance Policy prohibits our directors, officers and employees and any entities they control directly or indirectly from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.
Communications From Stockholders and Interested Parties
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to our board of directors, the Chairperson of our board of directors, our lead independent director, the chairperson of any of the audit, nominating and corporate governance, and compensation committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Company Secretary, 645 Harrison Street, Floor 4, San Francisco, California 94107, who will forward such communications to the appropriate party. Our Company Secretary or legal department, in consultation with appropriate members of our board of directors as necessary, will review and, if appropriate, forward all incoming stockholder communications to the appropriate member or members of our board of directors. Such communications may be done confidentially or anonymously.
Delaware Public Benefit Corporation and Dual Class Structure
Planet is a Delaware public benefit corporation ("PBC"). Under Delaware law, a PBC is required to identify in its certificate of incorporation the public benefit or benefits it will promote, and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of stakeholders materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the corporation’s certificate of incorporation. Our mission and business model are aligned with our public benefit purpose, which is: “to accelerate humanity toward a more sustainable, secure, and prosperous world, by illuminating the most important forms of environmental and social change.”
In addition to being a PBC, Planet maintains a dual class share structure that Planet feels strengthens our founders’ ability to focus on our public benefit purpose without the risk of challenges by hostile takeovers or other actions that could be focused

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on short-term gains. Planet feels this protection is important to ensure our public benefit commitments are upheld and embedded in our foundational years as a public company.

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DIRECTOR COMPENSATION
The following disclosure in this section entitled "Director Compensation" originally appeared in our proxy statement with respect to our 2025 annual meeting of stockholders, as filed with the SEC on May 29, 2025 (the "2025 Proxy Statement"), and, in accordance with SEC regulations, describes our compensation program for fiscal year 2025.
Outside Director Compensation Policy
We maintain a compensation policy for our non-employee directors, or the “Outside Director Compensation Policy.” Commencing with fiscal year 2023, our non-employee directors were eligible to receive certain cash compensation and equity awards under the Outside Director Compensation Policy.
On May 31, 2024, our board of directors, upon recommendation of our compensation committee in consultation with FW Cook, our compensation committee's independent compensation consultant, amended the Outside Director Compensation Policy, effective July 11, 2024, to, among other things, (i) reduce the annual cash retainer for service on the board of directors from $150,000 to $75,000, (ii) reduce the value of the initial equity award granted to directors from $200,000 to $175,000, and (iii) reduce the value of the annual equity award granted to directors from $200,000 to $175,000.
The material terms of the Outside Director Compensation Policy as in effect as of the end of fiscal year 2025 are summarized below.
Cash Compensation
Under the Outside Director Compensation Policy, our non-employee directors are entitled to the following cash retainers for their service on our board of directors:
•Annual Retainer: $75,000
•If the non-employee director serves as the lead independent director or as chairperson of a committee, an additional annual retainer as follows:
◦Lead Independent Director: $25,000
◦Chairperson of Audit Committee: $20,000
◦Chairperson of Compensation Committee: $12,000
◦Chairperson of Nominating and Governance Committee: $8,000
Annual cash retainers are generally paid in quarterly installments in arrears and are pro-rated for any partial quarter of service. In addition, reasonable, customary and documented expenses for travel to board meetings are eligible to be reimbursed by the Company.
Equity Compensation
Under the Outside Director Compensation Policy, our non-employee directors are entitled to the following equity awards for their service on our board of directors:
•Initial Award: Each non-employee director who is initially elected or appointed to serve as a non-employee director of our board of directors will automatically be granted an RSU award with a value equal to $175,000, multiplied by the fraction obtained by dividing (i) the number of days during the period beginning on the date the individual first becomes a non-employee director and ending on the one-year anniversary of the date of the most recent annual meeting of our stockholders to occur prior to the grant date by (ii) 365 (the “Initial Award”).
•Annual Award: Each non-employee director who is serving on our board of directors as of the date of the annual meeting of our stockholders each calendar year will automatically be granted an RSU award with a value equal to $175,000 (the “Annual Award”).
An individual who first becomes a non-employee director on the date of an annual meeting of our stockholders receives the full value of the Initial Award without proration but does not also receive an Annual Award on such date. Each Initial Award and each Annual Award will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of our stockholders following the grant date, subject to the applicable director’s continued service on the board as a non-employee director through the applicable vesting date. In addition, each outstanding Initial Award and Annual Award will vest in full upon a change in control of the Company (as defined in the Company's 2021 Incentive Award Plan), subject to the applicable director’s continued service on the board as a non-employee director until at least immediately prior to the change in control.
Compensation Elections
Each non-employee director has the opportunity to elect, on or prior to December 31st of the calendar year immediately prior to the calendar year in which the next annual meeting occurs, to receive up to the entire amount of his or her annual

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cash retainer for the period commencing on the date of such next annual meeting in the form of an award of RSUs of equivalent value. Any such award of RSUs will be granted at the same time as the Annual Award and will vest in four equal installments on each of September 15, December 15, March 15, and June 15 following the grant date, subject to the applicable director’s continued service on the board through the applicable vesting date.
Minimum Stock Ownership
As discussed further above in the section entitled “Other Elements of our Executive Compensation – Stock Ownership Guidelines,” effective May 26, 2023, our board adopted stock ownership guidelines that are applicable to our named executive officers as well as our non-employee directors. The guidelines expect for each non-employee director to attain ownership of our common stock with an aggregate fair market value equal to at least three times his or her annual cash retainer (excluding retainers for committee membership or chairmanship) within five years of first becoming subject to the guidelines.
Fiscal Year 2025 Director Compensation Table
The table below sets forth the compensation earned by our non-employee directors, including cash compensation and equity awards, for their service on our board of directors in fiscal year 2025. Each other member of our board of directors (Mr. Marshall and Mr. Schingler) is an executive officer and employee of the Company and did not receive any additional compensation for his services as a director in fiscal year 2025. The compensation earned by Mr. Marshall and Mr. Schingler in fiscal year 2025 is set forth in the Summary Compensation Table above.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Kristen Robinson	$12,000	$262,032	$274,032
Carl Bass	$67,945	$183,423	$251,368
Ita Brennan	$87,089	$262,032	$349,121
Niccolo de Masi	$41,610	$183,423	$225,033
Vijaya Gadde	$49,610	$183,423	$233,033
Heidi Roizen	$108,699	$183,423	$292,122
Susan Wojcicki (3)	$6,370	$—	$6,370
(1)Reflects cash retainer fees earned by our non-employee directors in fiscal year 2025.
(2)Reflects RSUs issued to eligible directors under our Outside Director Compensation Policy as described above. Amounts reflect the full grant-date fair value of RSUs granted during the reported period computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the non-employee director, as further described in Note 2 and Note 14 to our consolidated financial statements included in our 2025 Annual Report.
(3)Ms. Wojcicki was elected to the board of directors at our annual meeting of stockholders in 2024 and passed away in August 2024. As a result, the amounts earned or paid in cash represents a partial year of service. All of the shares pursuant to Ms. Wojcicki's initial RSU award were forfeited.

The table below shows, as of January 31, 2025, the aggregate number of shares subject to RSUs and options (exercisable and unexercisable) held by, and earn-out shares that may become issuable to, each non-employee director who was serving in such capacity as of January 31, 2025. For a description of the earn-out shares that may become issuable to certain individuals including our non-employee directors, see the section entitled “Potential Payments Upon Termination or Change in Control – Earn-Outs” further above.

Name	Stock Awards Outstanding at Fiscal Year End	Options Outstanding at Fiscal Year End
Kristen Robinson	113,636	—
Carl Bass	93,583	529,931
Ita Brennan	113,636	—
Niccolo de Masi	93,583	—
Vijaya Gadde	93,583	—
Heidi Roizen	93,583	—

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EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Position	Age
William Marshall	Chairperson, Co-Founder and Chief Executive Officer	47
Robert Schingler, Jr.	Director, Co-Founder and Chief Strategy Officer	46
Ashley Johnson	President and Chief Financial Officer	54
For William Marshall’s and Robert Schingler, Jr.’s biographies, see page 4 of this information statement.

Ashley Johnson joined Planet as Chief Financial Officer in February 2020 and additionally became Planet’s Chief Operating Officer in March 2021, serving as Chief Financial and Operating Officer from the consummation of the Business Combination in December 2021. In March 2024, Ms. Johnson also assumed the role of President of Planet Labs PBC, and her current title is President and Chief Financial Officer. Previously, Ms. Johnson was the Chief Financial Officer of Wealthfront Inc. from June 2015 to February 2020, as well as its Chief Operating Officer from June 2016 to February 2020. Prior to that, she held various positions at ServiceSource International Inc., including as Chief Financial Officer from January 2013 to October 2014, interim Chief Executive Officer from October 2014 to December 2014, and Chief Customer Officer from January 2015 to May 2015. She holds a BA in International Relations and an MA in International Policy Studies from Stanford University.

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COMPENSATION DISCUSSION & ANALYSIS
The following disclosure in this section entitled "Compensation Discussion & Analysis" originally appeared in the 2025 Proxy Statement, and, in accordance with SEC regulations, describes our compensation program for fiscal year 2025.

This Compensation Discussion and Analysis (“CD&A”) section provides an overview and analysis of the compensation awarded to or earned by our named executive officers identified below (each, a “named executive officer”) during fiscal year 2025, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for fiscal year 2025 and the material factors considered in making those decisions. This CD&A section should be read together with the compensation tables and related disclosures set forth further below. During fiscal year 2025, our “named executive officers” and their positions were as follows:

•William Marshall        Chief Executive Officer
•Ashley Johnson        President and Chief Financial Officer
•Robbie Schingler, Jr.     Chief Strategy Officer; and
•Kevin Weil        Former President, Product & Business

Mr. Weil resigned from his role as President, Product & Business, effective as of May 6, 2024 and is no longer an executive officer of the Company. During our fiscal year 2025, no other individuals served as executive officers of the Company.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the current programs summarized in this discussion.

Executive Summary

Total Rewards Philosophy and Objectives
The compensation committee has worked with its independent compensation consultant and our management to design our executive total rewards program, with the following objectives:
•Provide overall compensation to our executives that is aligned to our strategic goals and is externally competitive while maintaining internal parity and rewarding performance without excessive risks.
•Enable us to attract, engage, and retain mission-driven, highly talented executives.
•Align the interests of our executives with our stockholders to best drive our growing organization in support of our mission.
Our compensation programs provide our named executive officers with a mix of fixed annual pay, short-term variable pay, long-term compensation, and benefits without target allocations for the different components.
Our compensation committee, with the assistance of its independent compensation consultant and our management, periodically reviews and analyzes market trends and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. While the compensation committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor. As we continue to evolve and grow as a public company, the compensation committee intends to evaluate our executive compensation program to ensure that it continues to align with our total rewards philosophy and objectives and fuels the future growth of the Company.

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Compensation Governance and Best Practices
We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What we do		What we do NOT do

✓	We emphasize performance-based, at-risk compensation linked to Company performance.	✗	We do not grant uncapped cash incentives or guaranteed equity compensation.

✓	We emphasize the use of equity compensation to reward long-term value creation, align interests with shareholders, and promote executive retention.	✗	We do not provide significant perquisites.

✓	Our compensation committee is comprised solely of independent directors with extensive industry experience.	✗	We do not currently provide any compensation related tax gross-ups.

✓	We engage an independent compensation consultant to advise our compensation committee.	✗	We do not allow employees to engage in hedging, short-selling or pledging of Planet securities.

✓	Our compensation committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation provided by our peer group companies to their executives for comparative purposes.	✗	We do not maintain defined benefit pension plans or supplemental executive retirement plans.

✓	We take risk management into account in making executive compensation decisions, and we conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management.

Fiscal Year 2025 Executive Compensation Highlights
Consistent with our total rewards philosophy, key compensation decisions by our compensation committee for fiscal year 2025 included the following:

•Base Salaries and Target Annual Cash Incentive Opportunities. The fiscal year 2025 base salaries for our named executive officers remained level or, in the case of our Chief Executive Officer and Chief Strategy Officer, were decreased voluntarily by 20% as we explored cost savings measures firmwide, as described further below. The fiscal year 2025 target bonuses for our named executive officers remained constant as a percentage of base salary.
•Annual Bonus Incentives. For fiscal year 2025, our compensation committee selected performance goals for our performance-based annual bonus plan that were intended to promote our business plan and short-term goals. Under the bonus plan, bonuses were earned by all participating employees (including our named executive officers) for fiscal year 2025 based on attainment of the following Company performance metrics during the relevant performance period: (1) GAAP revenue and (2) adjusted EBITDA (each as defined in our 2025 Annual Report). Based on our financial results against each of the performance goals during fiscal year 2025, our compensation committee determined to pay out annual bonuses at 115% of target for each of our named executive officers.
•Equity Compensation. In fiscal year 2025, we granted equity-based compensation to each of our named executive officers in the form of restricted stock units ("RSUs"). We believe that RSUs encourage an ownership mentality, promote closer alignment of the interests of our executives with those of our stockholders, and provide incentive to achieve our business goals in support of our mission. We also continued to permit the Company’s named executive officers to elect to receive all of their annual bonus under our performance-based annual bonus plan in the form of performance-vesting restricted stock units (“PSUs”) in lieu of cash.

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Executive Compensation Process

Role of our Compensation Committee and Board of Directors
Our compensation committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our named executive officers, except that our Chief Executive Officer's compensation from time to time is recommended by our compensation committee and approved by our board of directors.
In setting executive compensation, the compensation committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our people team, current and past total compensation, competitive market data and analysis provided by the compensation committee’s independent compensation consultant, Company performance and each executive’s impact on that performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal pay equity considerations. In fiscal year 2025, our Chief Executive Officer and Chief Strategy Officer voluntarily recommended decreases to their own salaries, as discussed further below.
Our Chief Executive Officer’s recommendations are based on his evaluation of each other named executive officer’s individual performance and contributions, of which our Chief Executive Officer has direct knowledge. Our compensation committee, or the board of directors upon recommendation of the compensation committee, makes decisions regarding our Chief Executive Officer’s compensation.

Role of Compensation Consultant
In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our total rewards philosophy, our compensation committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. The compensation committee has evaluated FW Cook’s independence pursuant to the requirements of NYSE and SEC rules and has determined that FW Cook is independent and does not have any conflicts of interest in advising the compensation committee.

Role of Management
Our Chief Executive Officer provides recommendations to the compensation committee for the annual compensation of each of the other named executive officers, including based on his assessment of each such executive officer’s performance. Our Chief Executive Officer and Chief People Officer assist the compensation committee chairperson with setting agendas and preparing materials for compensation committee meetings and generally attend meetings or portions of meetings, as appropriate. However, no executive officer is present in compensation committee meetings when matters related to his or her individual compensation are under discussion, when the compensation committee is approving or deliberating on Chief Executive Officer compensation, or when the compensation committee meets in executive sessions.

Fiscal Year 2025 Peer Group
While the compensation committee does not establish compensation levels based solely on the review of market data, such data is presented to the compensation committee and used to ensure our compensation policies and practices will help us attract and retain qualified employees. In consultation with FW Cook, in November 2023, our compensation committee selected our fiscal year 2025 peer group as follows:

Agilysys, Inc.	Everbridge, Inc.	Olo Inc.
Cardlytics, Inc.	Fastly, Inc.	PagerDuty, Inc.
Cerence Inc.	InterDigital, Inc.	SecureWorks Corp.
Couchbase, Inc.	LivePerson, Inc.	TechTarget, Inc.
Digital Turbine, Inc.	Mitek Systems, Inc.	Yext, Inc.
Domo, Inc.	Model N, Inc.	Zuora, Inc.

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The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry, talent competitors, and financial characteristics, as determined using the following criteria:
•headquartered in the United States and traded on a major stock exchange;
•similar size (approximately 1/2x – 4x of the Company's), as measured by revenue and market capitalization;
•similar industry (Application and Systems Software, Data Processing and Outsourced Services, and Interactive Media and Services), business model and/or product; and
•preference for companies that completed initial public offerings prior to 2022 to ensure at least two years of disclosed public company pay practices.
The compensation committee reviews our compensation peer group typically on an annual basis and makes adjustments to its composition when necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the peer group.

Fiscal Year 2026 Peer Group
In consultation with FW Cook, in December 2024, after our compensation committee made its fiscal year 2025 executive compensation determinations, our compensation committee selected our fiscal year 2026 peer group as follows, making deletions (namely, Model N, Inc. and Everbridge, Inc. (acquired in June 2024 and July 2024, respectively) and InterDigital, Inc. (having a market capitalization considered too high for inclusion)) and an addition (PROS Holdings, Inc., which met substantially all of the applicable criteria), in order to better align the group to the aforementioned criteria:

Agilysys, Inc.	Fastly, Inc.	PROS Holdings, Inc.
Cardlytics, Inc.	LivePerson, Inc.	SecureWorks Corp.
Cerence Inc.	Mitek Systems, Inc.	TechTarget, Inc.
Couchbase, Inc.	Olo Inc.	Yext, Inc.
Digital Turbine, Inc.	PagerDuty, Inc.	Zuora, Inc.
Domo, Inc.
Continuing Review of Compensation Practices and Compensation Risk Assessment
We intend to continue to review our compensation practices and programs and to consider changes as the compensation committee deems appropriate to meet our compensation goals.
Additionally, our compensation committee and senior management assessed whether our compensation practices and programs for our named executive officers and other employees for fiscal year 2025 pose any material risk to us and determined that our compensation practices and programs for fiscal year 2025 are not reasonably likely to have a material adverse effect on us.
The compensation committee monitors our compensation programs and expects to make future modifications as necessary to address any changes in our business or risk profile, specifically, as we continue to evolve and grow our total rewards philosophy and objectives as a public company.

Role of Advisory Votes on Named Executive Officer Compensation
We held a vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (commonly referred to as a “say-on-pay” vote) at our annual meeting in 2025. At that meeting, our stockholders approved the compensation of our named executive officers, with approximately 97% of stockholder votes cast at that meeting (not including broker non-votes) being in favor of our say-on-pay resolution. In designing our executive compensation program, our compensation committee has considered the results of these say-on-pay votes and has accordingly maintained our general approach to our executive compensation program.

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Executive Compensation Elements

The key elements of our executive compensation program during fiscal year 2025 were:

Compensation Element	Basis	Purpose
Base Salary	•Individual performance •Expected future performance and contributions •Level of experience, position, duties and responsibility •Relevant competitive market data
•Attracts talent and promotes retention
•Provides a reasonable degree of financial certainty and stability to our executives
•Accurately reflects the executive's respective position, duties and responsibilities
•Discourages inappropriate risk taking

Annual Bonus and Equity Election Program	•GAAP Revenue (weighted 60%); and •Adjusted EBITDA (weighted 40%)
•Promotes short-term performance objectives and rewards executives for their contributions toward achieving those objectives
•Links pay to company performance
•Encourages executives to align their interests more closely with those of our stockholders by providing equity election opportunity

Equity Based Long-Term Incentive Compensation	•Individual performance and contributions •In the form of time-vesting RSUs which vest quarterly over four years
•Promotes retention and links pay to performance
•More closely aligns executives' interests with those of our stockholders
•Promotes the creation and maintenance of long-term financial and operational performance

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. Our named executive officers are also eligible for certain severance payments and accelerated vesting of equity under our severance plan (as described below), which aids in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods, including those that may be due to a change in control. Each of these elements of compensation for fiscal year 2025 is described further below.

Executive Compensation Decisions

Adjustments to named executive officer compensation, if any, are typically made in connection with the compensation committee’s annual review of the executive compensation program, which generally occurs in the first quarter of the fiscal year. Equity awards for our named executive officers are typically granted during the first quarter of the fiscal year. From time to time, other adjustments may be made to compensation for our named executive officers during the year as the compensation committee deems appropriate, taking into account various factors, including promotions, changes in responsibilities, retention needs, market data, management recommendations, and relevant business objectives. To assess executive compensation, the compensation committee uses FW Cook’s analysis to help structure a competitive executive compensation program, taking into consideration market data, and makes individual compensation decisions based on comparable positions at companies with which we compete for talent. As discussed above, the compensation committee considers a number of factors in setting compensation and does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level. Still, it believes such data is a useful tool in its deliberations as our

PLANET LABS PBC	INFORMATION STATEMENT	19

compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers. Generally, our compensation committee considers the total direct compensation at companies in our peer group and considers compensation between the 25th and 75th percentiles of target total direct compensation (which includes salary, target bonus and grant value of equity awards) for comparable executives at the companies in our peer group generally to be within a competitive range for our named executive officers’ compensation. In addition, the compensation committee does not have a set formula by which it determines how much of an executive's compensation is fixed (i.e., base salary) rather than variable or at risk. During its review of named executive officer compensation, the compensation committee also considers the negotiated terms of each named executive officer's employment offer letter, as applicable.
The compensation committee will continue to monitor our programs in the context of evolving market practices and our compensation objectives to ensure that we continue to attract and motivate talented executives who can support our growth and long-term stockholder value creation.

Fiscal Year 2025 Base Salaries
The base salaries of our named executive officers are an important part of their total compensation packages and are intended to reflect their respective positions, duties and responsibilities. Base salary is a fixed component of our compensation program and provides our named executive officers with a reasonable degree of financial certainty and stability.

During the first quarter of fiscal year 2025, in consultation with FW Cook, the compensation committee determined it to be in the best interests of the Company to make no changes to the base salaries of our named executive officers for fiscal year 2025. During the second quarter of fiscal year 2025, two of our named executive officers volunteered and recommended with respect to their own base salaries, and the compensation committee, after consultation with FW Cook, approved decreases to such named executive officers’ base salaries. For the remainder of fiscal year 2025, Mr. Marshall's salary was adjusted from $500,000 to $400,000, and Mr. Schingler's salary was adjusted from $360,000 to $288,000. Mr. Weil's annual base salary remained unchanged at $60,000 until his resignation from his role on May 6, 2024, consistent with the general compensation approach under the negotiated terms of his offer letter entered into with the Company in 2021.
The named executive officers’ fiscal year 2025 base salaries are set forth in the “Summary Compensation Table” below.

Fiscal Year 2025 Annual Bonuses and Equity Election Program
We maintain an annual bonus plan under which certain named executive officers were eligible to receive bonuses based on attainment of fiscal year 2025 company performance metrics, as determined by the compensation committee in its discretion. Mr. Weil was not eligible to participate in our annual bonus plan for fiscal year 2025, consistent with the general compensation approach under the negotiated terms of his offer letter.

In fiscal year 2024, the compensation committee adopted an equity election program (the "Equity Election Program") pursuant to which certain employees, including our named executive officers may elect to receive all of their annual bonus under our annual bonus plan in the form of PSUs under the Company’s 2021 Incentive Award Plan (the "2021 Plan") (in lieu of cash). The compensation committee adopted such program to further emphasize pay for performance. By permitting bonus plan participants to elect to receive their bonus opportunity in the form of equity, the program promotes closer alignment between the interests of our executives and those of our stockholders. The PSUs are eligible to vest and be paid to the applicable participant in the form of shares of our Class A common stock generally when the corresponding annual cash bonuses would have otherwise been paid under the annual bonus plan, based on the attainment of the performance goals that would have otherwise been applicable to their respective annual cash bonuses for the relevant period and subject to the applicable participant’s continued service through the applicable vesting date. The target number of shares of Class A common stock subject to the PSUs granted to a participant has a value (based on the average closing price of the Class A common stock over the thirty trading days prior to the grant date) equal to the participant’s target annual bonus opportunity. The actual number of a participant’s PSUs that are eligible to vest and be paid range from 0% to 125% of the target PSUs granted. For fiscal year 2025, Mr. Marshall and Ms. Johnson elected to participate in the annual bonus plan by receiving a grant of PSUs under the Equity Election Program, and Mr. Schingler elected to participate in the annual bonus plan by receiving a cash award.

Under the annual bonus plan, annual bonus targets are set as a percentage of base salary, with actual bonuses payable between 0% up to a maximum of 125% of the applicable participant’s target bonus. For fiscal year 2025, as part of the review of our compensation program undertaken by the compensation committee, in consultation with FW Cook, the compensation committee set our named executive officers’ target bonuses for fiscal year 2025 as follows: for Mr. Marshall, $500,000; for Ms. Johnson, $283,500; and for Mr. Schingler, $180,000.

The fiscal year 2025 target bonuses of our named executive officers, expressed as a percentage of base salary in effect at the time targets were determined, were as provided in the following table, which remained unchanged from fiscal year 2024.

PLANET LABS PBC	INFORMATION STATEMENT	20

Name	Fiscal Year 2025 Bonus Target (as % of Then-Current Base Salary)
William Marshall	100%
Ashley Johnson	70%
Robbie Schingler, Jr.	50%

Under our annual bonus plan, bonuses may be earned based on company performance as measured against pre-established business and/or financial goals that are intended to promote our business plan and short-term goals. For fiscal year 2025, bonuses were eligible to be earned by all participating employees, including our named executive officers (for Mr. Marshall and Ms. Johnson, pursuant to the terms of their PSUs, and for Mr. Schingler, in cash), based on attainment of the following Company performance metrics during fiscal year 2025:

	Weight	Definition
GAAP Revenue	60%	Recognized in accordance with GAAP.
Adjusted EBITDA	40%
We define and calculate adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax provision and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of warrant liabilities, other income (expense), net, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the asset purchase agreement with Holding Sinergise d.o.o. This definition is intended to align with the definitions in our 2025 Annual Report.

The compensation committee selected these performance goals on the basis that they are important financial indicators of the Company’s business growth and success. The weighting of adjusted EBITDA was increased from 20% to 40% to further motivate progress toward adjusted EBITDA profitability, which was achieved for the fourth quarter of fiscal year 2025. The compensation committee determines the weighted blended achievement of the performance metrics relative to the applicable targets. This is done twice a year: 40% of the target award is eligible to be earned after the completion of the first half of the fiscal year which recognizes on-track progress toward the full-year performance achievement (with payout determined based on the achievement of mid-year targets) and any remaining unearned portion of the award is eligible to be earned after the completion of the full fiscal year (net of any mid-year payout). The annual bonus plan mid-year payout and full year performance targets and actual performance for fiscal year 2025 are summarized below:

(all $ amounts in thousands)	Mid Year Payout Target (100%)	Mid Year Actual Performance	Full Year Target Range (100%)(1)	Full Year Actual Performance
GAAP Revenue	$122,700	$121,532	$245,000 - $254,000	$244,352
Adjusted EBITDA	$(16,600)	$(12,763)	$(22,000) - $(17,000)	$(10,627)
(1)For performance achieved within the target range for the performance goals for the fiscal year, 100% of the target award would become eligible to vest. If performance was achieved at or above 125% of the upper point of the target range for the performance goals, then a maximum of 125% of the target award would become eligible to vest. If performance was achieved below the lower point of the target range or between 100% and 125% of the upper point of the target range, then the percentage of the target award that would become eligible to vest would be calculated based on the actual performance achievement as a percentage of the lower point or upper point, respectively, of the target range.
In light of our weighted blended achievement of the performance goals above target levels, our compensation committee determined to pay out annual bonuses at, and that PSUs would vest at, 115% of the full year target for each of our eligible named executive officers. The following table sets forth the annual bonus earned in fiscal year 2025 under our annual bonus plan for our named executive officers:

PLANET LABS PBC	INFORMATION STATEMENT	21

Name	Fiscal Year 2025 Bonus Target (as % of Then-Current Base Salary)	Fiscal Year 2025 Bonus Earned ($)(1)	Fiscal Year 2025 Number of Shares Vested Under PSUs (#)(2)	Fiscal Year 2025 Bonus Earned or Number of Vested Shares as a % of Target Award)
William Marshall	100%	—	255,556	115%
Ashley Johnson	70%	—	144,900	115%
Robbie Schingler, Jr.	50%	$182,850	—	115%
(1)For Mr. Schingler, amount includes cash bonus earned (a) after the completion of the first half of the fiscal year (40% of the full year target award); and (b) after the completion of the second half of the fiscal year (60% of the full year target award, with any required adjustments for first half payout and full year end actual results). Based on the aforementioned mid-year targets, Mr. Schingler earned a cash bonus of $69,600 for the first half of the fiscal year. Performance below the target level for the first half of the fiscal year would result in earning a portion of 40% of the target award, based on the actual performance achievement as a percentage of the target level. The cash bonus earned following completion of the fiscal year is based on 115% achievement of the performance goals for the full fiscal year, less the cash bonus earned pursuant to first half fiscal year performance.
(2)For Mr. Marshall and Ms. Johnson, amount includes number of shares of Class A common stock that vested: (a) after the completion of the first half of the fiscal year (40% of the full year target award); and (b) after the completion of the second half of the fiscal year (60% of the full year target award, with any required adjustments for first half payout and full year end actual results). PSUs that vested after the first half of the fiscal year, based on the aforementioned mid-year targets were as follows: 88,889 shares for Mr. Marshall and 50,400 shares for Ms. Johnson. Performance below the target level for the first half of the fiscal year would result in vesting of a portion of 40% of the target award, based on the actual performance achievement as a percentage of the target level. The number of shares that vested following completion of the fiscal year is based on 115% achievement of the performance goals for the full fiscal year, less the number of shares that vested pursuant to first half fiscal year performance.
The named executive officers’ fiscal year 2025 PSU awards (as applicable) are set forth below in the Grants of Plan-Based Awards in Fiscal Year 2025 Table and included below in the Summary Compensation Table in the column entitled “Stock Awards.”
Fiscal Year 2025 Equity Based Long-Term Incentive Compensation
We view equity-based compensation as an important component of our balanced total compensation program. Equity-based compensation promotes an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and more closely aligns the interests of our employees with those of our stockholders.
In fiscal year 2025, in addition to the PSUs issued under the Equity Election Program, we granted equity-based compensation to our named executive officers in the form of RSUs covering the following number of shares: 1,583,711 for Mr. Marshall; 1,131,222 for Ms. Johnson; 723,982 for Mr. Schingler; and 50,252 for Mr. Weil. Such grants were intended to reward the named executive officers for their individual performance, increase their Planet stock ownership and promote retention of our key executives, among other factors described above. The RSU awards vest quarterly over a 4-year period, subject to continued service through the applicable vesting date.
The named executive officers’ fiscal year 2025 RSU awards (as applicable) are set forth below in the Grants of Plan-Based Awards in Fiscal Year 2025 Table and included below in the Summary Compensation Table in the column entitled “Stock Awards.”
Transition Arrangements for Mr. Weil
To ensure a smooth transition after Mr. Weil's resignation as our President, Product and Business, the Company entered into an advisory agreement with Mr. Weil (the “Advisory Agreement”), pursuant to which he commenced services in May 2024. Under the Advisory Agreement, Mr. Weil provided advisory services to us for a period of one year following his transition date. During the term of the Advisory Agreement, Mr. Weil remained eligible to continue vesting in a portion of his equity awards covering 25% of the unvested shares otherwise eligible to vest throughout his continued service and the remaining 75% were forfeited upon his transition. Under the Advisory Agreement, Mr. Weil also received, subject to his timely election of continuation coverage under such plans, Company-paid health care coverage under the Company’s group health plans for up to six months following his transition. Mr. Weil did not receive any cash severance payment upon his resignation or pursuant to the Advisory Agreement.
Additionally in connection with Mr. Weil’s transition, Planet Labs Federal Inc. ("Planet Federal"), a subsidiary of the Company, entered into an advisory agreement with Mr. Weil (the “Subsidiary Agreement”). Pursuant to the Subsidiary Agreement, Mr. Weil provided services as a member of the board of directors of such subsidiary for a period of one year following Mr. Weil’s transition. Pursuant to the Subsidiary Agreement, in May 2024 the Company granted Mr. Weil an award of RSUs covering shares of the Company’s Class A common stock with a grant date value equal to approximately $100,000. Such RSU award is scheduled to vest as to one-fourth of the underlying shares quarterly over a one-year vesting period, subject to Mr. Weil continuing to provide services under the Subsidiary Agreement.

PLANET LABS PBC	INFORMATION STATEMENT	22

Other Elements and Compensation Considerations

Retirement Plans
We maintain a defined contribution 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the "Code") allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Health/Welfare Plans
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending accounts; medical health savings accounts; short-term and long-term disability insurance; life insurance; and flexible paid time off. We believe these benefits are necessary and appropriate to provide a competitive compensation package to our named executive officers.
Perquisites
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. During fiscal year 2025, we provided our named executive officers with limited perquisites and personal benefits consisting of Company-paid life insurance, as set forth below in the Summary Compensation Table in the column entitled “All Other Compensation”.
Executive Compensation Arrangements
During fiscal year 2025, we were party to employment offer letters with Mr. Marshall, Ms. Johnson, Mr. Schingler and Mr. Weil. Each offer letter sets forth the terms and conditions of employment for the applicable named executive officer, including his or her initial base salary, initial target bonus opportunity (if any), initial equity grants, and eligibility to participate in our employee benefit plans. During fiscal year 2025, we were also party to the Advisory Agreement and Planet Federal was party to the Subsidiary Agreement with Mr. Weil, as described above.
Mr. Marshall, Ms. Johnson, Mr. Schingler and Mr. Weil have also entered into indemnification agreements and our standard proprietary information, invention assignment, and arbitration agreement.
Severance and Change in Control Arrangements
Certain members of our senior leadership team, including our named executive officers, participate in the Planet Labs PBC Executive Severance Plan ("severance plan") (provided that in connection with Mr. Weil’s transition in May 2024, Mr. Weil ceased participating in the severance plan). Following recommendation by our compensation committee, our board approved adoption of the severance plan in December 2023. The severance plan provides for severance payments upon certain events terminating employment, including in connection with our change in control. Our compensation committee believes that these severance payments are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, our severance policy can mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance plan are designed to be competitive with market practices.
A description of these severance payments, as well as the estimated payments and benefits that our named executive officers would have been eligible to receive under the severance plan upon a termination of employment or change in control of our Company as of January 31, 2025 (as applicable), are set forth in “Potential Payments Upon Termination or Change in Control” below.
Stock Ownership Guidelines
Effective May 26, 2023, upon recommendation from the compensation committee, our board of directors adopted stock ownership guidelines that are applicable to our named executive officers, and to our non-employee directors. Our named executive officers and directors are expected to satisfy the applicable guidelines based on a multiple of annual base salary or annual cash retainer (excluding committee and chair retainers), as applicable, within five years after an individual first becomes subject to such guidelines and maintain compliance thereafter for as long as the individual remains subject to the guidelines. We believe that stock ownership guidelines more closely align the interests of our officers and directors with our stockholders and encourage long-term management of the Company for the benefit of its stockholders. The common stock minimum ownership thresholds under the guidelines are:

PLANET LABS PBC	INFORMATION STATEMENT	23

Position	Ownership Threshold
Chief Executive Officer	6x of annual base salary
Other Named Executive Officers	3x of annual base salary
Other Employee Directors	3x of annual base salary
Non-employee Directors	3x of annual cash retainer
Under the stock ownership guidelines, shares of common stock underlying outstanding stock options, or performance stock units (whether vested or unvested) do not count when determining the satisfaction of the applicable threshold.
Prohibited Transactions
Our board of directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees, including our named executive officers. The policy prohibits our named executive officers and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause a named executive officer to no longer have the same objectives as the Company’s other stockholders. Under the Insider Trading Compliance Policy, short sales, margin purchases and pledging the Company’s securities as collateral to secure loans are explicitly prohibited.
Clawback Policy
Effective October 2, 2023, we adopted our Policy for Recovery of Erroneously Awarded Compensation, in compliance with NYSE corporate governance standards and Section 10D of the Exchange Act, which provides for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers in the event the Company is required to prepare an accounting restatement.
Section 409A
The compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Section 162(m)
Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all named executive officers. While the compensation committee may take the deductibility of compensation into account when making compensation decisions, the compensation committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the compensation committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not currently provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.
Accounting for Share-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and such grant date fair value of equity award granted in an applicable fiscal year is reported in the compensation tables below, even though it is possible that our named executive officers may never realize any value from their awards.
Policies and Practices on the Timing of Awards of Options in Relation to the Disclosure of Material Nonpublic Information
We have not granted stock options or other similar types of awards as part of our equity compensation programs since prior to the Business Combination. RSUs, PSUs or other types of equity awards that we grant to directors, officers and employees do not include an exercise price.

PLANET LABS PBC	INFORMATION STATEMENT	24

EXECUTIVE COMPENSATION TABLES
The following disclosure in this section entitled "Executive Compensation Tables" originally appeared in the 2025 Proxy Statement, and, in accordance with SEC regulations, describes our compensation program for fiscal year 2025.

This section discusses the material components of the executive compensation program for our named executive officers. This section should be read together with the additional information relating to the executive compensation program provided in the CD&A set forth above.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the programs summarized in this discussion.
Summary Compensation Table
The following table sets forth compensation information of our named executive officers for fiscal year 2025, fiscal year 2024, and fiscal year 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William Marshall	2025	441,667	4,304,224	—	—	450	4,746,341
Chief Executive Officer	2024	500,000	5,750,272	—	—	469	6,250,741
	2023	400,000	—	—	210,000	285	610,285

Ashley Johnson	2025	405,000	2,990,984	—	—	690	3,396,674
President and Chief Financial Officer	2024	405,000	2,910,190	—	—	748	3,315,938
	2023	370,000	988,375	—	194,250	690	1,553,315

Robbie Schingler, Jr.	2025	318,000	1,708,598	—	182,850	437	2,209,885
Chief Strategy Officer	2024	360,000	2,366,301	—	—	469	2,726,770
	2023	325,000	—	—	170,625	285	495,910

Kevin Weil (5)	2025	16,363	478,130	44,999	—	3,414	542,906
Former President, Product and Business	2024	60,000	2,264,852	—	—	12	2,324,864
	2023	60,000	—	—	—	11	60,011
(1)Amounts included represent the full grant-date fair value of PSUs and RSUs (for fiscal year 2025 and fiscal year 2024), and RSUs (for fiscal year 2023) granted during the relevant fiscal year, in each case, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The amounts reported for the RSUs were calculated using the closing price of our Class A common stock on the date of grant. The amounts reported for the PSUs assume the probable outcome of the applicable performance conditions on the date of grant. Assumptions used to calculate these amounts are included in Notes 2 and 14 to our consolidated financial statements included in our 2025 Annual Report, Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023. If the PSUs granted in fiscal year 2024 were instead valued based on the maximum outcome of the applicable performance conditions, the grant date fair value of the PSUs would be as follows: Mr. Marshall: $708,332; and Ms. Johnson: $401,625. For Mr. Weil, the amounts included for fiscal year 2025 reflect the RSUs issued pursuant to the Subsidiary Agreement, as described above in “Compensation Discussion and Analysis—Executive Compensation Decisions—Transition Arrangements for Mr. Weil.”
For Mr. Weil, $377,626 of the amount reported for fiscal year 2025 represents the incremental fair value associated with the modification of certain of Mr. Weil’s RSU awards to provide for continued service vesting based on Mr. Weil’s service pursuant to the Advisory Agreement, calculated as of the modification date in accordance with ASC Topic 718, as described above in “Compensation Discussion and Analysis—Executive Compensation Decisions—Transition Arrangements for Mr. Weil.”
(2)Amount reported in this column represents the incremental fair value associated with the modification of certain of Mr. Weil’s stock options pursuant to the Advisory Agreement, calculated as of the modification date in accordance with ASC Topic 718, as described above in “Compensation Discussion and Analysis—Executive Compensation Decisions—Transition Arrangements for Mr. Weil.”

PLANET LABS PBC	INFORMATION STATEMENT	25

(3)Amounts included represent cash bonuses earned under our annual bonus plan and paid in cash. For additional information, see “Compensation Discussion & Analysis—Executive Compensation Decisions—Fiscal Year 2025 Annual Bonuses and Equity Election Program” above.
(4)For fiscal year 2025, amounts include (a) Company-paid life insurance premiums for each named executive officer as follows: Mr. Marshall: $450; Ms. Johnson: $690; Mr. Schingler: $437; and Mr. Weil: $3 and (b) for Mr. Weil, $3,411 representing six months of the Company-paid employee portion of Mr. Weil's COBRA premiums.
(5)In connection with his transition in May 2024, as described further above in the “Compensation Discussion and Analysis—Executive Compensation Decisions—Transition Agreements for Mr. Weil”, Mr. Weil entered into (a) the Advisory Agreement, pursuant to which he remained eligible to vest in RSUs covering an aggregate of 199,798 shares (with an aggregate value of $1,218,768 based on the closing trading price of our Class A common stock on January 31, 2025) and options to purchase an aggregate of 96,535 shares (all of which were underwater based on such closing trading price on January 31, 2025), and (b) the Subsidiary Agreement, pursuant to which the Company granted Mr. Weil an award of RSUs covering 50,252 shares of our Class A common stock, that is subject to vest over a one-year vesting period based on Mr. Weil’s services under the Subsidiary Agreement. Under the Advisory Agreement, Mr. Weil also received, subject to his timely election of continuation coverage under such plans, Company-paid health care coverage under the Company’s group health plans for six months following his transition.
Grants of Plan-Based Awards in Fiscal Year 2025
The following table provides additional information about the annual bonuses for fiscal year 2025 and the equity awards granted to our named executive officers in fiscal year 2025.

Name	Grant Date(1)	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (4)(#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
William Marshall	3/19/2024	RSUs	—	—	—	—	—	—	1,583,711	3,737,557
	3/27/2024	Bonus PSUs	—	—	—	—	222,222	277,778	—	566,666

Ashley Johnson	3/19/2024	RSUs	—	—	—	—	—	—	1,131,222	2,669,684
	3/27/2024	Bonus PSUs	—	—	—	—	126,000	157,500	—	321,300

Robbie Schingler, Jr.	3/19/2024	RSUs	—	—	—	—	—	—	723,982	1,708,598
		Bonus Cash	—	180,000	207,000	—	—	—	—	—

Kevin Weil	5/7/2024	RSUs	—	—	—	—	—	—	50,252	100,504
	5/6/2024	RSUs(6)	—	—	—	—	—	—	—	377,626
	5/6/2024	Options(6)	—	—	—	—	—	—	—	44,999
(1)This column presents the grant date of equity-based awards or, in the case of modified awards, the modification date
(2)Amount represents Mr. Schingler’s cash bonus granted under our annual bonus plan. For additional information, see “Compensation Discussion & Analysis—Executive Compensation Decisions—Fiscal Year 2025 Equity Based Long-Term Incentive Compensation” above.
(3)Amounts represent the PSUs issued in fiscal year 2025 pursuant to the Equity Election Program and our 2021 Plan. For additional information, including information on the threshold, target and maximum award level achievement, as well as descriptions of the performance goals, see “Compensation Discussion & Analysis—Executive Compensation Decisions—Fiscal Year 2025 Annual Bonuses and Equity Election Program” above.
(4)Amounts represent RSUs issued in fiscal year 2025 pursuant to our 2021 Plan. The RSUs granted to Mr. Marshall, Ms. Johnson and Mr. Schingler vest in substantially equal quarterly installments over four years, subject to the applicable named executive officer's continued service through the applicable vesting date. For additional information, see “Compensation Discussion & Analysis—Executive Compensation Decisions—Fiscal Year 2025 Equity Based Long-Term Incentive Compensation” above. The RSUs granted to Mr. Weil were issued pursuant to his Subsidiary Agreement and vest in substantially equal quarterly installments over one year, subject to his continued service under the Subsidiary Agreement through the applicable vesting date. For additional information, see “Compensation Discussion & Analysis—Executive Compensation Decisions—Transition Arrangements for Mr. Weil” above.

PLANET LABS PBC	INFORMATION STATEMENT	26

(5)Amounts represent the aggregate grant date fair value of the RSUs and PSUs granted to the named executive officers in fiscal year 2025, calculated in accordance with ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 to the Summary Compensation Table above. These amounts do not reflect the actual economic value that may be realized from such awards.
(6)Amounts represent the incremental fair value associated with the modification of certain of Mr. Weil’s stock options and RSUs pursuant to the Advisory Agreement, calculated as of the modification date in accordance with ASC Topic 718, as described above in “Compensation Discussion and Analysis—Executive Compensation Decisions—Transition Arrangements for Mr. Weil."
Outstanding Equity Awards at Fiscal Year-End
The following reflects information regarding outstanding equity awards held by each named executive officer as of January 31, 2025.

				Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
William Marshall	4/21/2020	6/1/2017	(3)	2,833,903	—	4.04	4/21/2030	—	—
	6/30/2021	6/1/2021	(4)	823,366	95,737	9.75	6/30/2031	—	—
	6/30/2021	6/1/2022	(4)	474,877	260,405	9.75	6/30/2031	—	—
	12/7/2021	—	(5)	—	—	—	—	495,591	3,023,105
	3/16/2023	3/15/2023	(6)	—	—	—	—	736,900	4,495,090
	3/19/2024	3/15/2024	(6)	—	—	—	—	1,286,766	7,849,273
	3/27/2024	2/1/2024	(7)	—	—	—	—	166,666	1,016,663

Ashley Johnson	4/21/2020	2/6/2020	(8)	1,187,175	—	4.04	4/21/2030	—	—
	6/30/2021	6/1/2021	(4)	480,295	55,848	9.75	6/30/2031	—	—
	6/30/2021	6/1/2022	(4)	197,866	108,501	9.75	6/30/2031	—	—
	12/7/2021	—	(5)	—	—	—	—	245,255	1,496,056
	6/17/2022	6/15/2022	(6)	—	—	—	—	72,675	443,318
	3/16/2023	3/15/2023	(6)	—	—	—	—	368,450	2,247,545
	3/19/2024	3/15/2024	(6)	—	—	—	—	919,118	5,606,620
	3/27/2024	2/1/2024	(7)	—	—	—	—	94,500	576,450

Robbie Schingler, Jr.	4/21/2020	6/1/2017	(3)	765,919	—	4.04	4/21/2030	—	—
	6/30/2021	6/1/2021	(4)	247,010	28,720	9.75	6/30/2031	—	—
	6/30/2021	6/1/2022	(4)	178,082	97,648	9.75	6/30/2031	—	—
	12/7/2021	—	(5)	—	—	—	—	145,460	887,306
	3/16/2023	3/15/2023	(6)	—	—	—	—	307,042	1,872,956
	3/19/2024	3/15/2024	(6)	—	—	—	—	588,236	3,588,240

Kevin Weil	6/30/2021	4/5/2021	(8)	1,369,088	26,330	9.75	6/29/2031	—	—
	6/30/2021	6/15/2021	(9)	—	—	—	—	33,510	204,411
	4/5/2023	3/15/2023	(6)	—	—	—	—	87,021	530,828
	5/7/2024	5/7/2024	(10)	—	—	—	—	12,563	76,634

(1)Amounts calculated reflect adjustments to the number of shares subject to the award (and exercise price, as applicable) for the exchange ratio of approximately 1.53184 in connection with the Business Combination.

PLANET LABS PBC	INFORMATION STATEMENT	27

(2)Amount calculated based on the fair market value of our Class A common stock on January 31, 2025, which was $6.10.
(3)Represents an option that has vested in full.
(4)1/48th of the shares subject to the option vest on each monthly anniversary of the vesting commencement date, subject to continued service through the applicable vesting date.
(5)Represents earn-out shares that will become earned and issuable with respect to outstanding equity awards held by the named executive officers as of the consummation of the Business Combination in four substantially equal installments if (i) the closing price of our Class A common stock equals or exceeds $15.00, $17.00, $19.00 and $21.00, respectively, over any 20 trading days within any 30 day trading period prior to December 7, 2026, or (ii) if we consummate a change in control transaction prior to December 7, 2026 that entitles our stockholders to receive a per share consideration of at least $15.00, $17.00, $19.00 and $21.00, respectively, in each case, subject to the applicable named executive officer’s continued service through the date of the applicable triggering event.
(6)1/16th of the shares subject to the RSUs vest on each quarterly anniversary of the vesting commencement date, subject to continued service (or in the case of Mr. Weil following his transition, his service under his Advisory Agreement) through the applicable vesting date.
(7)Represents PSUs that vest in accordance with the performance-based vesting conditions described in the “Compensation Discussion & Analysis – Executive Compensation Decisions – Fiscal Year 2025 Annual Bonuses and Equity Election Program” above. In March 2025, our compensation committee determined that the PSUs would vest at 115% of the full year target. For each of Mr. Marshall and Ms. Johnson, the number of shares of stock that have not vested reflects the actual number of shares that were earned at 115% of target above minus the number of shares that were earned in the first half of fiscal year 2025 pursuant to the same PSU grant. The number of shares subject to each named executive officer's PSU award assumes target achievement based on actual performance during fiscal year 2025.
(8)25% of the shares subject to the options vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service (or in the case of Mr. Weil following his transition, his service under his Advisory Agreement) through the applicable vesting date.
(9)Represents RSUs that are subject to both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition is satisfied as to 25% of the RSUs on the one-year anniversary of the vesting commencement date, and as to 1/16th of the RSUs monthly thereafter, subject to continued service (or in the case of Mr. Weil following his transition, his service under his Advisory Agreement) through the applicable vesting date. The liquidity-based vesting condition was satisfied upon the closing of the Business Combination.
(10)25% of the shares subject to the RSUs vest on June 15, 2024, with 25% vesting on each of the following two quarterly anniversary of June 15, 2024, and 25% vesting on the one-year anniversary of the vesting commencement date, subject to continued service under the Subsidiary Agreement through the applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2025
The following table summarizes the PSUs and RSUs, on an aggregated basis, that vested for each named executive officer during fiscal year 2025. No options were exercised by our named executive officers during fiscal year 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
William Marshall	778,035	$1,965,262
Ashley Johnson	515,380	$1,307,547
Robbie Schingler, Jr.	295,498	$770,493
Kevin Weil	222,655	$545,870
(1)Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

We have adopted the Planet Labs PBC Executive Severance Plan ("severance plan"), which provides for certain payments and the accelerated vesting of certain equity awards upon certain scenarios of employment termination in the case of each of our named executive officers. In addition, our named executive officers are eligible to receive certain earn-out shares (as defined below) upon a change in control of the Company. A description of these arrangements is set forth below.

Severance Plan

PLANET LABS PBC	INFORMATION STATEMENT	28

Our severance plan provides for severance payments upon certain events terminating employment. In the event a named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the severance plan), such named executive officer is eligible to receive (i) continued payment of base salary for twelve months (for Mr. Marshall only) or nine months following termination; (ii) a pro-rated annual bonus for the fiscal year of termination (based on actual performance), less any annual bonus for such fiscal year paid prior to termination, payable in installments over twelve months (for Mr. Marshall only) or nine months following termination; and (iii) Company-subsidized group health continuation coverage for up to twelve months (for Mr. Marshall only) or nine months following termination.

In the event a named executive officer's employment is terminated by us without “cause” or by the named executive officer for “good reason” within three months prior to or within twelve months after a change in control, such named executive officer is eligible to receive (in lieu of the severance described above): (i) a lump-sum amount equal to eighteen months’ (for Mr. Marshall only) or twelve months’ base salary; (ii) a pro-rated target annual bonus for the fiscal year of termination, less any annual bonus for such fiscal year paid prior to termination; (iii) a lump-sum amount equal to 150% (for Mr. Marshall only) or 100% of such named executive officer’s target annual bonus; (iv) Company-subsidized group health continuation coverage for up to eighteen months (for Mr. Marshall only) or twelve months following termination; and (v) full vesting of outstanding equity-based awards.

Receipt of any severance payments and benefits under the severance plan is subject to the named executive officer’s continued compliance with applicable restrictive covenants, and the execution of an effective release of claims in favor of the Company. The severance plan also includes an Internal Revenue Code Section 280G “best pay” provision, pursuant to which any payments or benefits under the severance plan or otherwise that would be subject to an excise tax under Internal Revenue Code Section 4999 will be reduced if such reduction would result in a greater net after-tax benefit to the named executive officer than receiving the full payments or benefits.

For purposes of the severance plan, “Cause” generally means (i) a material act of dishonesty made by the named executive officer in connection with performance of the named executive officer’s responsibilities (and in the case of Mr. Weil, that also results in material harm to the Company), (ii) the named executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) the named executive officer’s gross misconduct in connection with performance of the named executive officer’s duties (or in the case of Mr. Weil, intentional misconduct), (iv) the named executive officer’s unauthorized use or disclosure any proprietary information or trade secrets of the Company or any of its subsidiaries or affiliates or any other party to whom the named executive officer owes an obligation of nondisclosure as a result of the named executive officer’s relationship with the Company (or in the case of Mr. Weil, knowing and unauthorized, or Ms. Johnson, unauthorized, use or disclosure of proprietary information or trade secrets of the Company in violation of such named executive officer’s proprietary information and invention agreement entered into with the Company); (v) the named executive officer's persistent and willful failure to perform the named executive officer’s duties and responsibilities after written notice and failure to remedy such failure within thirty (30) days after such written notice; or (vi) the named executive officer's material and willful breach of any obligations under any written agreement or covenant with the Company or any of its subsidiaries or affiliates (and in the case of Mr. Weil, failure to remedy such breach within 30 days of written notice from the Company; or in the case of Ms. Johnson, under any written agreement or covenant with the Company). For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the named executive officer’s death or disability.

For purposes of the severance plan, “Good Reason” generally means the named executive officer’s resignation within thirty (30) days following the expiration of any Company cure period (as discussed below) without cure following the occurrence of one or more of the following, without the named executive officer’s written consent: (i) a material reduction in the named executive officer's base salary or target bonus except for reductions that are in connection with across-the-board salary reductions (and corresponding target bonus reductions) and no greater (in percentage terms) than those imposed on substantially all of the Company’s similarly-situated employees; (ii) relocation of the named executive officer's principal place of employment to a location that is greater than fifty (50) miles from his or her principal place of employment as of the date on which he or she becomes a participant under the severance plan (other than a relocation that reduces the named executive officer's one-way commute); or (iii) a material reduction in the named executive officer's title, duties or responsibilities to the Company (other than during temporary periods of physical or mental incapacity, and other than a change in the named executive officer’s title, duties or responsibilities as a result of our Change in Control). The named executive officer must provide the Company with written notice of the grounds for “Good Reason” within thirty (30) days of the occurrence of any event that the named executive officer knows or reasonably should have known to be grounds for “Good Reason” and a cure period of thirty (30) days for the Company to cure such grounds for “Good Reason.”

For purposes of the severance plan, “Change in Control” has the same meaning as a “Change in Control” under the Company’s 2021 Incentive Award Plan (as discussed further below).

PLANET LABS PBC	INFORMATION STATEMENT	29

Other Severance and Transition Arrangements

Prior to the Company’s adoption in December 2023 of the severance plan, the stock options and restricted stock units granted to Ms. Johnson in our fiscal year ended January 31, 2021 ("fiscal year 2021") had been eligible for vesting acceleration in connection with a qualifying termination of employment pursuant to the terms of her employment offer letter and her respective equity award agreements. In the event that Ms. Johnson’s employment had been terminated by the Company for any reason other than “Cause” or as a result of her voluntary resignation for “Good Reason” (each such term as defined in her employment offer letter or the applicable award agreement), in any case, within twelve (12) months following a “Change of Control” of the Company (as defined under the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”)), then, subject to her execution and non-revocation of a general release of claims in favor of the Company, 50% of the then-unvested shares subject to the award would vest.

For purposes of Ms. Johnson’s awards described in the preceding paragraph, “Cause” generally has the meaning as provided above with respect to the severance plan. Additionally, for purposes for such awards, “Good Reason” generally means the named executive officer’s resignation within thirty (30) days following the expiration of any Company cure period (as discussed below) without cure following the occurrence of one or more of the following, without the named executive officer’s written consent: (i) a material reduction of the named executive officer’s duties, position, title or responsibilities, or removal from such position and responsibilities, either of which results in a material diminution of authority, duties or responsibilities, unless the named executive officer is provided with a comparable or greater position; (ii) a material reduction in base salary or total compensation (base salary plus target bonus) as in effect immediately prior to the Change in Control; (iii) a material change in geographic location at which the named executive officer must perform services (i.e., a change of twenty-five (25) miles or more unless such relocation is closer to the named executive officer’s principal residence); or (iv) a material breach by the Company of any written agreement between the Company and the named executive officer. The named executive officer must provide the Company with written notice of the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of such notice. “Change of Control” under the 2011 Plan generally means, with certain limited exceptions, (i) a sale of all or substantially all of the Company’s assets other than to certain excluded entities, (ii) the holders of capital stock of the Company approve a plan of complete liquidation of the Company, (iii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than to certain excluded entities, or (iv) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities.

In connection with Mr. Weil’s transition in May 2024, Mr. Weil’s participation in our severance plan terminated, and as discussed further above, Mr. Weil entered the Advisory Agreement and the Subsidiary Agreement, each dated May 6, 2024. Under the Advisory Agreement, Mr. Weil was eligible to continue vesting in a portion of his RSUs covering an aggregate of 199,798 shares and options to purchase an aggregate of 96,535 shares, assuming he provides continuous services through the full one-year term of such agreement. The value of such RSUs, based on the closing trading price of our Class A common stock of $3.50 on May 6, 2025, was $699,293, and all of his options were underwater based on such closing trading price of our Class A common stock on May 6, 2025. Mr. Weil also received under the Advisory Agreement, subject to his timely election of continuation coverage under such plans, Company-paid health care coverage under the Company’s group health plans for up to six months following his transition, with a value equal to $3,411. If during both the term of the Advisory Agreement and within the period beginning three months prior to, through twelve months following, a change in control of the Company (as defined in the Company’s 2021 Incentive Award Plan) (the “CIC Period”), Mr. Weil’s services with the Company were terminated by the Company without "Cause” or by Mr. Weil for “Good Reason” (as such terms are defined in the Advisory Agreement), and not due to Mr. Weil’s death or disability, then any of his continuing equity awards that were then unvested would have accelerated vesting in full. The vesting acceleration of such equity awards was subject to Mr. Weil agreeing to a general release of claims in our favor. If such termination and change in control had occurred on January 31, 2025, then such vesting acceleration would have applied to a total of 120,531 shares subject to his then-unvested restricted stock units (which, multiplied by the closing trading price of our Class A common stock of $6.10 on January 31, 2025, would have had a total value of $735,239) and a total of 1,369,088 shares subject to his options, all of which were underwater as of January 31, 2025. Pursuant to the Subsidiary Agreement, in May 2024 the Company granted Mr. Weil an award of RSUs covering shares of the Company’s Class A common stock with a grant date value equal to $100,504. The RSU award was scheduled to vest as to one-fourth of the underlying shares quarterly over a one-year vesting period, subject to Mr. Weil continuing to provide services under the Subsidiary Agreement. Under Mr. Weil’s Subsidiary Agreement, if during both the term of the Subsidiary Agreement and the CIC Period, Mr. Weil’s services with such subsidiary were terminated by the subsidiary without “Cause” or by Mr. Weil for “Good Reason (as such terms are defined in the Subsidiary Agreement), and not due to Mr. Weil’s death or disability, then the RSU award granted to him pursuant to the Subsidiary Agreement would have accelerated vesting in full, subject to Mr. Weil agreeing to a general release of claims in favor of the Company. If such termination and change in control had occurred on January 31, 2025, then such vesting acceleration would have applied to a total of 12,563 shares subject to the then-unvested portion of Mr. Weil’s RSU award (which, multiplied by the closing trading price of our Class A common stock of $6.10 on January 31, 2025, would have had a total value of $76,634).

PLANET LABS PBC	INFORMATION STATEMENT	30

For purposes of the Advisory Agreement and the Subsidiary Agreement, “Cause” generally means (i) a material act of dishonesty in connection with performance of Mr. Weil’s responsibilities to the Company or any of its subsidiaries or affiliates; (ii) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) gross misconduct in connection with performance of his duties as a service provider to the Company or any of its subsidiaries or affiliates; (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any of its subsidiaries or affiliates or certain other parties to whom Mr. Weil owes an obligation of nondisclosure; (v) persistent and willful failure to perform the duties and responsibilities to the Company or any of its subsidiaries or affiliates after written notice and that remains unremedied following a cure period; or (vi) material and willful breach of any obligations under any written agreement or covenant with the Company or any of its subsidiaries or affiliates.

For purposes of the Advisory Agreement and the Subsidiary Agreement, “Good Reason” generally means Mr. Weil’s resignation within thirty (30) days following the expiration of any Company cure period (as discussed below) without cure following the occurrence of one or more of the following, without his written consent: (i) a material reduction in compensation under the Advisory Agreement or Subsidiary Agreement, as applicable; (ii) a relocation of his principal place of service to a location greater than 50 miles from the principal place of service immediately prior to such relocation; or (iii) a material reduction in title, duties or responsibilities. Mr. Weil must provide the Company with written notice of the grounds for “Good Reason” within thirty (30) days of the occurrence of any event that he knows or reasonably should have known to constitute Good Reason, and a cure period of thirty (30) days following such notice.

2021 Incentive Award Plan

Under the Company’s 2021 Incentive Award Plan, in the event of the Company’s “Change in Control” (as defined in such plan), if a participant’s award (including any named executive officer’s award) is not continued, converted, assumed, or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary (an “Assumption”), and provided that the participant’s service has not terminated, then, immediately prior to the Change in Control, such award will become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, and such award will be canceled in exchange for the right to receive the Change in Control consideration with respect to the shares subject to such award (net of any applicable exercise price).

For purposes of the Company’s 2021 Incentive Award Plan, “Change in Control” generally means (i) a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the SEC or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or the acquisition of assets or stock of another entity, in each case other than a transaction: (a) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s (as defined in the Company's 2021 Incentive Award Plan (the "2021 Plan")) outstanding voting securities immediately after the transaction, and (b) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of such the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction. For purposes of the foregoing subsection (iii), “Successor Entity” generally means the Company or other person that, as a result of the transaction described in subsection (iii), controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company.

Earn-outs

Pursuant to the terms of the Business Combination, upon the closing of the Business Combination, each holder of outstanding equity awards covering Company common stock immediately before the consummation of the Business Combination, which

PLANET LABS PBC	INFORMATION STATEMENT	31

includes our named executive officers, became entitled to receive their respective pro rata shares of up to 27,000,000 additional shares of our Class A common stock (the “earn-out shares”). The earn-out shares are comprised of four substantially equal tranches, which will become earned and issuable if (i) the closing price of our Class A common stock equals or exceeds $15.00, $17.00, $19.00 and $21.00, respectively, over any 20 trading days within any 30-day trading period prior to December 7, 2026 (with 6,750,000 shares becoming earned and issuable upon the achievement of each such stock price milestone), or (ii) we consummate a change in control transaction prior to December 7, 2026, that entitles our stockholders to receive a per share consideration of at least $15.00, $17.00, $19.00 and $21.00, respectively, in each case, subject to the holder’s continued employment or service through the applicable triggering event.

The earn-out shares that each named executive officer is eligible to earn in respect of outstanding equity awards held by him or her at the time of the Business Combination are included above in the Outstanding Equity Awards at Fiscal Year-End table. Upon a change in control of the Company, earn-out shares will only be earned if the required stock price milestones are achieved upon such change in control, subject to the holder’s continued employment or service through the change in control.
Estimated Potential Payments at 2025 Fiscal Year End
The following table summarizes the payments and benefits that would be made to our named executive officers, other than Mr. Weil, upon the occurrence of certain qualifying terminations of employment and/or a change in control of the Company, assuming such termination had occurred on January 31, 2025. Amounts shown do not include earn-out shares, as the required stock price milestones were not met as of January 31, 2025, and accordingly, no earn-out shares would have been issued to such named executive officers if a change in control had occurred on such date. Also, amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees, such as accrued vacation. See the discussion further above in this section under the heading “Other Severance and Transition Agreements” for a summary of the compensation arrangements entered into with Mr. Weil in connection with his transition during the 2025 fiscal year and the amounts of the payments and benefits provided under such arrangements.

Name	Benefit	Termination Without Cause or for Good Reason / Cause (no Change in Control) ($) (1)	Termination Without Cause or for Good Reason / Cause in Connection with a Change in Control ($) (1)
William Marshall	Cash	400,000	600,000
	Equity Acceleration (2)	—	16,384,130
	Continued Healthcare	10,012	15,153
	Total	410,012	16,999,283

Ashley Johnson	Cash	303,750	405,000
	Equity Acceleration (2)	—	10,369,988
	Continued Healthcare	15,218	20,290
	Total	318,968	10,795,278

Robbie Schingler, Jr.	Cash	396,000	648,000
	Equity Acceleration (2)	—	6,348,502
	Continued Healthcare	14,377	19,169
	Total	410,377	7,015,671
(1)Severance payments and benefits as provided to the named executive officer under the severance plan. In the event of a “Change in Control” within the meaning of the 2021 Plan pursuant to which the named executive officer’s awards are not eligible for assumption, the value of the vesting acceleration for such equity awards, assuming such Change in Control had occurred on January 31, 2025, is $2,583,806 for Mr. Marshall; $1,577,591 for Ms. Johnson; and $1,066,487 for Mr. Schingler.

(2)With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of Class A common stock underlying the option by $6.10, the closing trading price of our Class A common stock on January 31, 2025 and (ii) subtracting the aggregate exercise price for such accelerated shares. This formula resulted in a value of $0 as shown in the table above because the exercise price per share of each option was greater than the closing trading price of our Class A common stock on January 31, 2025 ($6.10).

With respect to RSUs and PSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $6.10, the closing trading price of our Class A common stock on January 31, 2025.

PLANET LABS PBC	INFORMATION STATEMENT	32

2025 Pay Ratio Disclosure

As required by SEC rules, we are providing the information below to explain the relationship between the annual total compensation of Mr. Marshall, who served as our chief executive officer in fiscal year 2025, and the annual total compensation of the median employee of the Company excluding our chief executive officer. We identified the median employee using our employee population as of December 31, 2024.
The median annual total compensation disclosed below is based on the Company’s global workforce and the following methodology:
•We collected the payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis (but not including any contractors or consultants) as of December 31, 2024.
•As our consistently applied compensation measure, we used the total cash compensation earned by employees over the full calendar year ending December 31, 2024. No adjustments to compensation were made regarding annualization or cost of living.
•We applied an exchange rate as of December 31, 2024, to convert all foreign currencies into U.S. dollars.
Using this methodology, we identified our median employee for fiscal year 2025. We then calculated the median employee's annual total compensation for fiscal year 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which was calculated to be $140,943. Mr. Marshall’s annual total compensation for fiscal year 2025, as reported under the “Total” column (column (j)) in the 2025 Summary Compensation Table, was $4,746,341. Based on this information, for fiscal year 2025, the ratio of the compensation of our chief executive officer to the median annual total compensation of all other employees of the Company was estimated to be 33.7 to 1.
We believe our pay ratio presented above is a reasonable estimate. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.

PLANET LABS PBC	INFORMATION STATEMENT	33

2025 Pay Versus Performance Disclosure

The following table summarizes information concerning the compensation of our Chief Executive Officer (referred to in this discussion as our principal executive officer (“PEO”)) and our non-PEO named executive officers (“Non-PEO NEOs”) and our financial performance for fiscal years 2025, 2024, and 2023 and the fiscal year ended January 31, 2022 ("fiscal year 2022"). This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Exchange Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the named executive officers or how the compensation committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the compensation committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion & Analysis elsewhere in this information statement.

					Value of Initial Fixed $100 Investment Based on:		(in thousands)
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)(5)	Net Income (Loss) ($)(6)	GAAP Revenue (6)(7)
2025	4,746,341	14,120,283	2,049,822	2,609,080	56.43	144.40	(123,196)	244,352

2024	6,250,741	(38,589)	2,789,191	(1,738,432)	20.91	110.07	(140,509)	220,696

2023	610,285	(351,766)	1,024,613	380,184	45.79	73.74	(161,966)	191,256

2022	10,863,643	6,866,622	12,275,147	8,529,208	56.43	93.59	(137,124)	131,209
(1)In accordance with Instruction 2 to Item 402(v), we have not provided disclosure for fiscal years during which we were not required to report pursuant to Section 13(a) or 15(d) of the Exchange Act.
(2)William Marshall was our PEO for fiscal years 2025, 2024, 2023, and 2022. Our Non-PEO NEOs, for each year presented above were:

Fiscal Year	Non-PEO NEOs
2025	Ashley Johnson, Robbie Schingler, Jr. and Kevin Weil
2024	Ashley Johnson, Robbie Schingler, Jr. and Kevin Weil
2023	Ashley Johnson and Robbie Schingler, Jr.
2022	Ashley Johnson and Kevin Weil
(3)The following table summarizes the adjustments made to each of the PEO's total compensation and the average of the Non-PEOs' total compensation, in each case, reported in the Summary Compensation Table, as required by SEC rules, to calculate "Compensation Actually Paid" amounts included in the table above. The fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for RSU and PSU awards, the closing price per share as of the applicable date; (ii) for stock options, using the Black-Scholes option pricing model as of the applicable date; and (iii) for earn-out awards, using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied as of the applicable date. For further details, please see Note 2 and Note 14 to our consolidated financial statements included in our 2025 Annual Report. The valuation methods used to calculate fair values did not materially differ from those disclosed as of the grant date of the equity awards. The fair value of the employee stock options outstanding at the end of the fiscal years ended January 31, 2025, January 31, 2024, January 31, 2023, January 31, 2022, and January 31, 2021, was estimated using the following assumptions:

	Year Ended January 31,
	2025	2024	2023	2022	2021
Weighted-average expected term (years)	3.1 - 3.7	3.1 - 4.7	3.6 - 5.1	3.6 - 6.1	4.7 - 5.4
Expected volatility	67.93% - 73.49%	58.23% - 74.68%	61.40% - 75.49%	55.90% - 63.92%	54.51% - 56.24%
Risk-free interest rate	3.52% - 4.715%	3.46% - 4.8%	1.56% - 4.455%	0.33% - 1.685%	0.62%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

PLANET LABS PBC	INFORMATION STATEMENT	34

PEO
Adjustments	Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022
Summary Compensation Table Total Compensation	4,746,341	6,250,741	610,285	10,863,643

Adjustments for stock awards and option awards (1)
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total Compensation for the covered fiscal year	(4,304,224)	(5,750,272)	—	(10,379,018)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	8,662,604	2,583,806	—	5,751,773
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	3,861,383	(3,422,646)	(815,992)	—
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	963,511	866,335	—	630,224
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting occurred in covered fiscal year	190,668	(566,553)	(146,059)	—
(Deduct): Fair value at the end of the prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—

Compensation Actually Paid under Item 402(v)	14,120,283	(38,589)	(351,766)	6,866,622

PLANET LABS PBC	INFORMATION STATEMENT	35

Non-PEO NEO Average
Adjustments	Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022
Summary Compensation Table Total Compensation	2,049,822	2,789,191	1,024,613	12,275,147

Adjustments for stock awards and option awards (1)
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total Compensation for the covered fiscal year	(1,600,028)	(2,513,781)	(494,188)	(11,960,050)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	3,244,218	1,014,059	419,698	6,417,961
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	349,101	(2,743,352)	(487,409)	655,031
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	375,386	377,401	73,520	183,824
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting occurred in covered fiscal year	80,982	(661,950)	(156,050)	957,295
(Deduct): Fair value at the end of the prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	(1,890,401)	—	—	—

Compensation Actually Paid under Item 402(v)	2,609,080	(1,738,432)	380,184	8,529,208
(4)Represents the cumulative total stockholder return of our peer group, assuming $100 was invested for the period starting December 7, 2021, through the end of the applicable year and assuming the reinvestment of all dividends (if any).
(5)The peer group used in this disclosure is the Nasdaq Computer Index, which is the same peer group used in the stock performance graph required by Item 201(e) of Regulation S-K and included in Part II, Item 5 of our Annual Report on Form 10-K for the year ended January 31, 2025.
(6)Net income (loss) and GAAP revenue used in this disclosure are as reported in the Company’s Consolidated Statements of Income included in our 2025 Annual Report.

(7)For the purposes of this disclosure, the Company designated GAAP revenue as its selected financial measure, which, in the Company's assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our named executive officers, for fiscal year 2025, to the Company’s performance.

Tabular List of Most Important Financial Performance Measures
The following are the two financial performance measures that the Company uses to link compensation actually paid to our named executive officers to Company performance for fiscal year 2025:

PLANET LABS PBC	INFORMATION STATEMENT	36

Financial Performance Measures
GAAP Revenue
Adjusted EBITDA
The Company does not utilize any other financial performance measures in the compensation program for its named executive officers. For additional details regarding our most important financial performance measures, please see the section titled “—Fiscal Year 2025 Annual Bonuses” in our Compensation Discussion & Analysis elsewhere in this information statement.

Relationship Between Financial Performance Measures and Compensation Actually Paid

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our Non-PEO NEOs, with (i) our cumulative and peer group total shareholder return ("TSR"), (ii) our net income (loss), and (iii) our GAAP revenue, in each case, for fiscal years 2022, 2023, 2024 and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100 on December 7, 2021, and the reinvestment of all dividends (if any).

PLANET LABS PBC	INFORMATION STATEMENT	37

PLANET LABS PBC	INFORMATION STATEMENT	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Class A common stock and Class B common stock as of August 18, 2025 by:
•each person who is known to be the beneficial owner of more than 5% of shares of our Class A common stock or Class B common stock;
•each of Planet’s current named executive officers, current directors and Mr. Reese; and
•all of Planet's current executive officers, Planet's current directors and Mr. Reese, as a group.

Beneficial ownership is determined according to the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. We have based our calculation of the percentage of beneficial ownership on 286,739,642 shares of our Class A common stock and 21,157,586 shares of our Class B common stock outstanding as of August 18, 2025. We have deemed shares of our common stock subject to options and warrants held as of August 18, 2025, that are currently exercisable or exercisable within 60 days of August 18, 2025, and shares subject to RSUs or PSUs held as of August 18, 2025, that are subject to vesting and settlement conditions expected to occur within 60 days of August 18, 2025, to be beneficially owned by the person holding the option, warrant, RSU or PSU, as applicable, for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, Planet believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them, subject to community property laws where applicable.

	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner (1)	Shares	%	Shares	%
5% Holders
Google LLC (2)	31,942,641	11.14%	-	-
BlackRock, Inc. (3)	15,699,752	5.48%	-	-
The Vanguard Group (4)	15,555,241	5.42%	-	-
Directors, Director Nominees and Named Executive Officers
William Marshall (5)	16,131,715	5.27%	10,578,793	50.0%
Robert Schingler, Jr. (6)	12,344,749	4.13%	10,578,793	50.0%
Ashley Johnson (7)	2,755,765	*	-	-
Kevin Weil (8)	943,005	*	-	-
Carl Bass (9)	814,993	*	-	-
Ita Brennan (10)	256,063	*	-	-
Vijaya Gadde	237,701	*	-	-
John W. Raymond	11,140	*	-	-
Kristen Robinson (11)	268,413	*	-	-
Gary B. Smith	-	-	-	-
Scott Reese	-	-	-	-
All directors, director nominees and executive officers as a group (10 individuals) (12)	32,820,539	10.37%	21,157,586	100.00%

PLANET LABS PBC	INFORMATION STATEMENT	39

* Less than one percent
(1)Unless otherwise noted, the business address of each of the directors and executive officers is 645 Harrison St., Floor 4, San Francisco, California 94107.
(2)Based solely on the Schedule 13G filed on December 17, 2021, each of Google LLC, XXVI Holdings Inc. (the managing member of Google LLC) and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may be deemed to have sole power to vote and sole power to dispose of the securities owned directly by Google LLC. The address for Google LLC, XXVI Holdings Inc. and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, California 94043. Each of the reporting entities disclaim beneficial ownership over such securities except to the extent of their pecuniary interest therein.
(3)Based solely on the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on November 8, 2024, BlackRock may be deemed to have sole voting power with respect to 15,226,106 shares and sole dispositive power with respect to 15,699,752 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)Based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on November 12, 2024, reporting shared voting power with respect to 149,753 shares, sole dispositive power with respect to 15,206,731 shares, and shared dispositive power with respect to 348,510 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)The number of shares of Class A common stock consists of (i) 910,545 shares of Class A common stock outstanding and held by Mr. Marshall, (ii) 10,578,793 shares of Class A common stock issuable upon conversion of an equivalent number of shares of Class B common stock outstanding and held by Mr. Marshall, (iii) 4,365,745 shares of Class A common stock subject to stock options held by Mr. Marshall that are exercisable within 60 days of August 18, 2025, (iv) 240,046 shares of Class A common stock issuable upon vesting of RSUs held by Mr. Marshall within 60 days of August 18, 2025, and (v) 36,586 shares of Class A common stock issuable upon vesting of PSUs held by Mr. Marshall within 60 days of August 18, 2025.
(6)The number of shares of Class B common stock consists of 10,578,793 shares of Class B common stock outstanding and held by Ulysses Trust 02021.1, Dated February 26, 2021, of which Mr. Schingler and his spouse serve as trustees. The number of shares of Class A common stock consists of (i) 380,171 shares of Class A common stock outstanding and held by Mr. Schingler, (ii) 10,578,793 shares of Class A common stock issuable upon conversion of the shares of Class B common stock described in the preceding sentence, (iii) 1,271,427 shares of Class A common stock subject to stock options held by Mr. Schingler that are exercisable within 60 days of August 18, 2025, (iv) 99,114 shares of Class A common stock issuable upon vesting of RSUs held by Mr. Schingler within 60 days of August 18, 2025, and (v) 15,244 shares of Class A common stock issuable upon vesting of PSUs held by Mr. Schingler within 60 days of August 18, 2025.
(7)The number of shares of Class A common stock consists of (i) 597,253 shares of Class A common stock outstanding and held by Ms. Johnson, (ii) 1,978,625 shares of Class A common stock subject to stock options held by Ms. Johnson that are exercisable within 60 days of August 18, 2025, (iii) 155,700 shares of Class A common stock issuable upon vesting of RSUs held by Ms. Johnson within 60 days of August 18, 2025, and (iv) 24,187 shares of Class A common stock issuable upon vesting of PSUs held by Ms. Johnson within 60 days of August 18, 2025.
(8)The number of shares of Class A common stock consists of (i) 503,425 shares of Class A common stock outstanding and held by Mr. Weil and (ii) includes 439,580 shares of Class A common stock that are held by The Weil Family Trust DTD 10/19/2011, of which Mr. Weil is a trustee.
(9)The number of shares of Class A common stock consists of (i) 285,062 shares of Class A common stock outstanding and held by Mr. Bass and (ii) 529,931 shares of Class A common stock subject to stock options held by Mr. Bass that are exercisable within 60 days of August 18, 2025.
(10)The number of shares of Class A common stock consists of (i) 148,976 shares of Class A common stock outstanding and held by Ms. Brennan and (ii) 3,478 shares of Class A common stock issuable upon vesting of RSUs held by Ms. Brennan within 60 days of August 18, 2025.
(11)The number of shares of Class A common stock consists of (i) 266,094 shares of Class A common stock outstanding and held by Ms. Robinson and (ii) 2,319 shares of Class A common stock issuable upon vesting of RSUs held by Ms. Robinson within 60 days of August 18, 2025.
(12)The number of shares of Class A common stock consists of (i) 2,940,551 shares of Class A common stock outstanding and beneficially owned by our executive officers, directors and director nominees as a group, (ii) 21,157,586 shares of Class A common stock issuable upon conversion of an equivalent number of shares of Class B common stock outstanding and beneficially owned by our executive officers, directors and director nominees as a group, (iii) 8,145,728 shares of Class A common stock subject to stock options held by our executive officers, directors and director nominees as a group that are exercisable within 60 days of August 18, 2025, (iv) 500,657 shares of Class A common stock issuable upon vesting of RSUs held by our executive officers, directors and director nominees as a group within 60 days of August 18, 2025, and (v) 76,017 shares of Class A common stock issuable upon vesting of PSUs held by our executive officers, directors and director nominees within 60 days of August 18, 2025.

PLANET LABS PBC	INFORMATION STATEMENT	40

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following includes a summary of transactions since February 1, 2024 and any currently proposed transactions to which we were or are expected to be a participant in which (i) the amount involved exceeded or will exceed $120,000, and (ii) any of our directors, director nominees, executive officers, or holders of more than 5% of any class of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Agreements with Google
We are, and in the past have been, party to various agreements with Google LLC and its affiliated entities, which hold more than 5% of our outstanding Class A common stock.
On December 15, 2016, we entered into the Google Cloud Platform License Agreement with Google Inc., as amended February 13, 2020, May 27, 2020, June 28, 2021, and April 23, 2024, pursuant to which we purchase hosting and other services from Google Inc. Under the Google Cloud Platform License Agreement, we have $193 million in aggregate purchase commitments from August 1, 2021 through January 31, 2028, the end of the contract term.
In July 2023, we entered into a one year content license agreement with Google LLC (the “Google LLC Content License Agreement”) pursuant to which the Company agreed to license content to Google and provide certain of its products and services in exchange for a $1.0 million fee. The agreement also provides for the Company to receive up to $2.0 million in value of Google cloud credits that the Company can apply against the cost of Google cloud services under the Google Cloud Platform License Agreement it utilizes to fulfill its obligations under the agreement. The agreement does not include extension or renewal terms. In August 2024 the Google LLC Content License Agreement was amended to extend the term until November 2024. Pursuant to its terms, the agreement expired in November 2024. The Company recognized $0.3 million revenue related to the content license agreement for the fiscal year ended January 31, 2025.
In November 2023, we entered into a Google Cloud Vendor Agreement with Google LLC pursuant to which the Company can list its imagery on the Google Marketplace platform. The initial term of this agreement is one year with automatic renewals. Under the terms of the Google Cloud Vendor Agreement, a fee of 3% of any sales of Planet imagery to third parties through the listings is payable by the Company to Google LLC. For the fiscal year ended January 31, 2025, the Company did not recognize any sales to third parties from these listings.
Registration Rights Agreement
On December 7, 2021, in connection with the consummation of the Business Combination, Planet, dMY Sponsor, dMY IV’s directors and officers, the Planet Founders, certain of our directors and officers and certain of our stockholders entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”).
Pursuant to the Registration Rights Agreement, we are required to register for resale securities held by the stockholders party thereto. In certain circumstances, such certain stockholders can demand up to four underwritten offerings in any 12-month period, and such stockholders will be also be entitled to certain piggyback registration rights. We will bear certain expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into upon the consummation of dMY IV’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (i) the five-year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any applicable stockholder, on the date that such stockholder no longer holds any Registrable Securities (as defined in the Registration Rights Agreement).
Indemnification Agreements
We have entered into indemnification agreements with each of our respective directors and executive officers. The indemnification agreements and our bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to very limited exceptions, the indemnification agreements and our bylaws also require us to advance expenses incurred by its directors and officers.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the

PLANET LABS PBC	INFORMATION STATEMENT	41

amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or directors;
•any person who is known by us to be the beneficial owner of 5% of any class of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of 5% of any class of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.
We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions and all such transactions shall be approved or ratified by the audit committee.

PLANET LABS PBC	INFORMATION STATEMENT	42

OTHER MATTERS
Householding
The SEC’s rules permit us to deliver a single Notice (or, if you requested printed versions by mail, this Information Statement) to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice (or, if requested, this Information Statement), to any stockholder at the shared address to which a single Notice was delivered. If you prefer to receive separate copies of the Notice, and/or if you would like to receive separate copies of future proxy materials, future information statements, and/or future Notices of Internet Availability of Proxy Materials, as applicable, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one set of future proxy materials, future information statements, and/or future Notices of Internet Availability of Proxy Materials, as applicable, for your household, please contact Broadridge at the above phone number or address.
We encourage you to contact the bank, broker, or other nominee that holds your shares to elect into the householding procedures if you are receiving more than one copy of the proxy materials at a single address.

Dissenters’ Rights
No dissenters’ rights are afforded to our stockholders in connection with the Election.

Available Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at investor.planet.com when such reports are available on the SEC’s website. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The content of the websites referred to in this Information Statement and any related notice are not incorporated herein or therein. Our references to the URLs for any websites presented are intended to be inactive textual references only.

NOTE ABOUT FORWARD-LOOKING STATEMENTS
This Information Statement contains includes statements that express Planet’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements contained in this Information Statement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue,” plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements appear in a number of places throughout this report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Planet operates.
The foregoing list may not contain all of the forward-looking statements made in this Information Statement. Such forward-looking statements are based on available current market material and our current expectations, beliefs and forecasts concerning future events and their potential effects on Planet. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, our most recent Form 10-Q, as well as the other documents filed by us from time to time with the SEC. We operate in a rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Information Statement. We cannot assure you that the results,

PLANET LABS PBC	INFORMATION STATEMENT	43

events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

Ashley Johnson
President and Chief Financial Officer
September [ ], 2025

PLANET LABS PBC	INFORMATION STATEMENT	44